Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
Dated as of July 12, 2006
by and among
AVIVA PLC,
LIBRA ACQUISITION CORPORATION
and
AMERUS GROUP CO.

i

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	5.4(a)
Affected Employee	5.7(a)
Agreement	Preamble
AmerUs	Preamble
AmerUs Actuarial Analysis	3.1(x)(ii)
AmerUs Adviser	3.1(v)(iii)
AmerUs Benefit Plans	3.1(j)(i)
AmerUs Board Approval	3.1(n)
AmerUs Broker-Dealer	3.1(v)(iii)
AmerUs Contracts	3.1(i)
AmerUs’ Current Premium	5.6(b)
AmerUs Disclosure Letter	3.1
AmerUs Fund	3.1(v)(iii)
AmerUs Insurance Contracts	3.1(x)(i)
AmerUs Insurer	3.1(v)(iii)
AmerUs Intellectual Property	3.1(q)(i)
AmerUs Material Adverse Effect	3.1(a)(iv)
AmerUs Permits	3.1(e)(i)
AmerUs PRIDES	3.1(b)(ii)
AmerUs Private Fund	3.1(v)(iii)
AmerUs Proposal	7.2(b)
AmerUs Reinsurance Agreements	3.1(aa)
AmerUs Requisite Regulatory Approvals	6.2(c)
AmerUs SAP Statements	3.1(w)(i)
AmerUs SEC Documents	3.1(d)(i)
AmerUs Shareholders Meeting	5.1(b)
AmerUs Stock Plans	3.1(b)(i)
Annuity Contract	3.1(h)
Articles of Merger	1.2
Aviva	Preamble
Aviva Material Adverse Effect	3.2(a)(i)
Aviva Requisite Regulatory Approvals	6.3(c)
Award Consideration	2.3
Awards	2.3
Business Day	1.3
Change in AmerUs Recommendation	7.1(d)
Closing	1.3
Closing Date	1.2
Code	2.2(g)
Common Stock	2.1(a)(i)
Company Insiders	5.11
Confidentiality Agreement	5.2(b)
Effective Time	1.2

v

Section
EI Products	3.1(x)(iii)
ERISA	3.1(j)(i)
Exchange Act	3.1(c)(iii)
Exchange Agent	2.2(a)
Exchange Period	2.2(b)
GAAP	3.1(a)(iv)
Governmental Entity	3.1(c)(iii)
HSR Act	3.1(c)(iii)
IBCA	1.1
Indemnified Liabilities	5.6(a)
Indemnified Parties	5.6(a)
Interim AmerUs Documents	4.1(o)
Investment Advisers Act	3.1(v)(iii)
Investment Company Act	3.1(v)(ii)
Laws	1.3
Liens	3.1(p)
Life Insurance Contract	3.1(h)
Merger	Recitals
Merger Consideration	2.1(a)(ii)
Merger Sub	Preamble
Multiemployer Plans	3.1(j)(i)
NASD	3.1(c)(iii)
Notice of AmerUs Shareholders Meeting	3.1(u)(i)
Notice of Superior Proposal	7.1(e)
NYSE	3.1(c)(iii)
Option	2.3
Option Consideration	2.3
Out-of-Pocket Expenses	7.2(b)
Per Share Amount	2.1(a)(i)
Post Closing Plans	5.7(c)
Producer	3.1(z)(i)
Product Letter	3.1(x)(iv)
Proxy Statement	5.1(a)
Regulatory Material Adverse Effect	5.3(b)
Required AmerUs Vote	3.1(o)
SAP	3.1(a)(iv)
SAR	2.3
SAR Consideration	2.3
Sarbanes Oxley Act	3.1(f)(i)
SEC	3.1(a)(iv)
Securities Act	3.1(d)(i)
separate account shares	3.1(b)(i)
Series A Preferred Stock	3.1(b)(i)
Subsidiary	3.1(a)(iv)
Superior Proposal	5.4(e)
Surviving Corporation	1.1

Section
Tax	3.1(h)
Tax Asset	3.1(h)
Tax Return	3.1(h)
Tax Sharing Agreement	3.1(h)
Taxing Authority	3.1(h)
Termination Fee	7.2(b)
Transacted	3.1(z)(i)
Unit	2.3
Unit Consideration	2.3
Violation	3.1(c)(ii)
Voting Debt	3.1(b)(ii)

EXHIBITS
Exhibit A –Bylaws of Merger Sub

          AGREEMENT AND PLAN OF MERGER dated as of July 12, 2006 (this “Agreement”), by and among AVIVA PLC, a company incorporated under the laws of England and Wales with registration number 2468686 (“Aviva”), LIBRA ACQUISITION CORPORATION, an Iowa corporation and an indirect wholly owned subsidiary of Aviva (“Merger Sub”), and AMERUS GROUP CO., an Iowa corporation (“AmerUs”).
          WHEREAS, the respective Boards of Directors of Aviva, AmerUs and Merger Sub (and the Board of Directors of the appropriate Aviva subsidiary as sole shareholder of Merger Sub) have approved and adopted and deem it advisable and in the best interests of their respective shareholders that the parties consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth herein (the “Merger”);
          WHEREAS, the Board of Directors of AmerUs has resolved to recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth herein; and
          WHEREAS, Aviva and AmerUs desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions set forth herein and the Iowa Business Corporation Act (the “IBCA”), Merger Sub shall be merged with and into AmerUs, the separate corporate existence of Merger Sub shall cease, and AmerUs shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”).
          1.2. Effective Time of the Merger. Subject to the provisions of this Agreement and the requirements of Section 490.1106 of the IBCA, articles of merger (the “Articles of Merger”) shall be duly prepared and executed by Merger Sub and AmerUs and thereafter delivered to the Secretary of State of the State of Iowa as provided in the IBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Iowa, or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).
          1.3. Closing. The closing of the Merger (the “Closing”) will take place at Noon, New York City Time, on the date that is the second Business Day after the satisfaction or waiver (subject to any applicable law, statute, ordinance, code, regulation, rule, judgment, order, decree, injunction, arbitration award, decision or ruling of, any Governmental Entity (“Laws”)) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual date and time of the Closing are herein referred to as the “Closing Date”) . The Closing shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, in New York, New York, unless another place is agreed to in writing by the parties hereto. “Business Day” as used herein shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York or Iowa are obligated by Law or executive order to be closed.
          1.4. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of AmerUs and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AmerUs and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          1.5. Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation of AmerUs as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time, as set forth in Exhibit A hereto, shall be the Bylaws of the Surviving Corporation.
          1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; provided that the President and Chief Executive Officer of AmerUs shall be a director of the Surviving Corporation, with each director holding office until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of AmerUs immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.
          1.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of AmerUs or Merger Sub acquired or to be acquired by the Surviving Corporation as result of, or in connection with, the Merger or otherwise to carry out the terms of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either AmerUs or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement, in accordance with the requirements of the IBCA.

ARTICLE II
TREATMENT OF SHARES
          2.1. Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, AmerUs or the holder of any of the following securities:
     (a) Conversion of AmerUs Capital Stock. Each share of AmerUs Common Stock, no par value (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b)) shall be cancelled and extinguished and be converted into the right to receive $69.00 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate or certificates representing such Common Stock. The cash into which the shares of Common Stock and outstanding Awards, as set forth in Section 2.3, are to be exchanged is referred to herein as the “Merger Consideration.”
     (b) Cancellation of Treasury Stock. Each share of Common Stock held in the treasury of AmerUs and each share of Common Stock owned by any direct or indirect Subsidiary of AmerUs (other than, for the avoidance of doubt, separate account shares, as such term is defined in Section 3.1(b)) immediately prior to the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.
     (c) Conversion of Merger Sub Capital Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation with the same rights, powers and privileges as the share so converted, and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          2.2. Surrender of Capital Stock; Stock Transfer Books.
     (a) Exchange Agent. Prior to the Effective Time, Aviva shall designate at its own cost and expense a bank or trust company (reasonably acceptable to AmerUs) to act as agent for the holders of Common Stock (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Sections 2.1 and 2.3. At or prior to the Effective Time, Aviva shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Common Stock, the aggregate consideration to which such holders shall be entitled to at the Effective Time pursuant to Sections 2.1 and 2.3.
     (b) Exchange Period. Each holder of a certificate or certificates representing any shares of Common Stock canceled upon the Merger pursuant to Section 2.1(a) may thereafter surrender such certificates or certificates to the Exchange Agent as agent for such holder, to effect the surrender of such certificate or certificates on such holder’s behalf for a period ending one year after the Effective Time (the “Exchange Period”). Aviva agrees that promptly after the Effective Time it shall cause the distribution to holders of record of shares of Common Stock as of the Effective Time of appropriate materials, including a letter of transmittal, to facilitate such surrender, which materials shall be reasonably acceptable to AmerUs. Upon the surrender of certificates representing the Common Stock, Aviva shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock, plus the amount of dividends or other distributions with a record date prior to the Effective Time, if any, remaining unpaid with respect to the Common Stock, represented by such certificate immediately prior to the Effective Time. Until so surrendered, each such certificate (other than certificates representing Common Stock canceled pursuant to Section 2.1(b)) shall represent solely the right to receive the aggregate Per Share Amount, relating thereto, subject however to Aviva’s obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by AmerUs on the shares of Common Stock, in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.
     (c) Payment to Other Persons. If payment of cash in respect of canceled shares of Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Aviva or the Exchange Agent that such tax is not payable.
     (d) Transfer Books. At the Effective Time, the stock transfer books of AmerUs shall be closed and there shall not be any further registration or transfer of any shares of Common Stock thereafter on the records of AmerUs. If, after the Effective Time, certificates for shares of Common Stock are presented to the Surviving Corporation they shall be cancelled and exchanged for cash as provided in Section 2.1(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock.
     (e) Lost, Stolen or Destroyed Certificates. In the event any certificates representing Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Amount and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Common Stock represented by such lost, stolen or destroyed certificates; provided, however, that Aviva may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to enter into an indemnity agreement with respect to any claim that may be made against Aviva or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     (f) Conclusion of Exchange Period. Promptly following the expiration of the Exchange Period, subject to applicable Law, the Exchange Agent shall deliver to Aviva all cash (including any interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of (i) a certificate representing Common Stock (other than certificates representing Common Stock canceled pursuant to Section 2.1(b)), or (ii) an Award shall be entitled to look to the Surviving Corporation with respect to the aggregate Per Share Amount or the aggregate Award Consideration, as applicable, payable upon due surrender of their certificates by holders of certificates, and payable as soon as practicable to holders of Awards, without any interest thereon. Notwithstanding the foregoing, subject to applicable Law, neither Aviva, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a certificate representing Common Stock or any holder of an Award for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by holders of Common Stock or Award as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
     (g) Withholdings. Notwithstanding any provision in this Agreement to the contrary, AmerUs, its Subsidiaries and Aviva shall cooperate with each other and take all reasonably necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted from any payments made under this Agreement pursuant to the Internal Revenue Code of 1986, as amended (including all rules and regulations promulgated thereunder, the “Code”), or under any provision of any state, county, local or foreign tax Law, including Section 1445 of the Code. The Per Share Amount and the Award Consideration paid in the Merger shall be subject to reduction for any applicable withholding Taxes or, as set forth in Section 2.2(c), stock transfer taxes payable by such holder. To the extent that amounts are so withheld by Aviva, AmerUs or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the relevant shares.
     (h) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
          2.3. AmerUs Stock Awards. The right to receive shares of Common Stock pursuant to the exercise of each vested and unvested option for Common Stock (each, an “Option”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash per share subject to the Option equal to the product obtained by multiplying (x) the total number of shares of Common Stock issuable upon the exercise in full of such Options by (y) the excess, if any, of the amount of the Per Share Amount over the exercise price per share of Common Stock under such Option (with the aggregate amount of such payment rounded up to the nearest cent), less any required withholding taxes (the “Option Consideration”). The right to receive a share of Common Stock or cash value equal to the value thereof pursuant to each vested and unvested stock unit, performance unit or similar award (each, a “Unit”) that is outstanding immediately prior to the Effective Time (excluding any stock unit to which a stock appreciation right relates and provided that any unvested performance unit or similar award that vests shall do so at its “target” level) shall be converted into the right to receive an amount of cash per Unit equal to the amount of the Per Share Amount (with the aggregate amount of the payment for all Units rounded up to the nearest cent), less any required withholding taxes (such aggregate amount, the “Unit Consideration”). The right to receive shares of Common Stock or cash pursuant to the exercise of each vested and unvested stock appreciation right (each, a “SAR”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash per stock unit to which the SAR relates equal to the product obtained by multiplying (x) the total number of unexercised stock units to which the SAR relates by (y) the excess, if any, of the amount of the Per Share Amount over the fair market value of a share of Common Stock on the SAR’s date of grant (with the aggregate amount of the payment for all such SAR stock units rounded up to the nearest cent), less any required withholding taxes (such aggregate amount, the “SAR Consideration,” and together with the Option Consideration and Unit Consideration, the “Award Consideration”). As of the Effective Time, all such Options, Units and SARs (together, “Awards”) shall no longer be outstanding and shall automatically be canceled and retired and shall expire and cease to exist and each holder of such Awards shall cease to have any rights with respect thereto, except the right to receive the Award Consideration without interest. Aviva agrees that AmerUs may amend the AmerUs Stock Plans as necessary for the sole purpose of implementing the foregoing provisions of this Section 2.3; provided, however, prior to any amendment AmerUs consults with Aviva as to, and provides Aviva with a copy of, the terms of any such proposed amendment. The cash amounts resulting from the conversions pursuant to this Section 2.3 shall be paid as soon as practicable after the Effective Time, but no later than five Business Days thereafter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          3.1. Representations and Warranties of AmerUs. Except as set forth in (x) the written disclosure letter delivered by AmerUs to Aviva in connection with the execution and delivery of this Agreement (the “AmerUs Disclosure Letter”), it being acknowledged and agreed by Aviva that any matter set forth in any section or subsection of the AmerUs Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the AmerUs Disclosure Letter to where it is readily apparent that the matters so disclosed are applicable, but shall expressly not be deemed to constitute an admission by AmerUs or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of an AmerUs Material Adverse Effect or is otherwise material for purposes of this Agreement or the AmerUs Disclosure Letter or (y) any AmerUs SEC Documents filed or furnished and made publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such SEC Documents under the headings “Safe Harbor Statement”,“Risk Factors” or any similar sections and any disclosures of risks included therein that are predictive or forward looking in nature), AmerUs represents and warrants to Aviva and Merger Sub as follows:
     (a) Organization, Standing and Power.
          (i) Each of AmerUs and its Subsidiaries is a corporation duly organized and validly existing and in good standing (except in the case of AmerUs and each Subsidiary incorporated under the laws of the State of Iowa, in which case each shall be considered to be in good standing if they are validly existing) under the Laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect.
          (ii) The copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of AmerUs incorporated by reference in the Form 10-K of AmerUs for the fiscal year ended December 31, 2005 are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. AmerUs is not in material violation of any provision of its Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws, and no Subsidiary of AmerUs is in material violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.
          (iii) AmerUs has made available to Aviva complete and correct copies (except as redacted to protect confidential information related to the transactions contemplated by this Agreement or other alternative strategic transactions considered since July 1, 2004) of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of AmerUs and the Board of Directors of AmerUs, in each case held since January 1, 2003 and prior to the date hereof.
          (iv) As used in this Agreement: (x) the word “Subsidiary” when used with respect to any party means any entity of which 50% or more of the effective voting power or equity or other ownership interest of such entity is directly or indirectly owned by such party; provided that the term “Subsidiary” shall not include any corporation, general or limited partnership, limited liability company, joint venture, trust or other entity created or organized and currently existing for the sole purpose of acquiring, constructing, developing, improving, owning, maintaining, operating, managing or otherwise dealing with real estate assets included in AmerUs’ investment portfolio; and (y) the term “AmerUs Material Adverse Effect” means, with respect to AmerUs or any of its Subsidiaries, an event, change, circumstance, state of facts or effect, alone or in combination, that has had or is reasonably likely to have a material adverse effect on (A) the financial condition, properties, assets, liabilities, businesses or results of operations (excluding the impact of non-recurring events on results of operations in the period in which such events occur) of AmerUs and its Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from (1) changes in the economy in general in the United States; (2) changes in United States or global financial or securities markets or conditions, including those caused by natural catastrophes, acts of war, hostility or terrorism; (3) changes in the life insurance and annuity industries generally (excluding changes in applicable Laws), to the extent such changes do not have a materially disproportionate effect on AmerUs or any of its Subsidiaries; (4) changes in applicable Law or releases, or the adoption, modification or interpretation by the SEC of any Laws or releases, in each case relating to annuities and life insurance contracts offering equity index strategies or total return accounts, including EI Products; (5) changes in United States generally accepted accounting principles or in statutory accounting practices after the date of this Agreement prescribed or permitted by the applicable domiciliary state regulation, in each case applied on a consistent basis during the periods involved (except as may be disclosed therein) (“GAAP” or

“SAP,” respectively), including accounting pronouncements by the Securities and Exchange Commission (the “SEC”), the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (6) any adverse development after the date hereof in the pending litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings set forth on Section 3.1(g) of the AmerUs Disclosure Letter, other than any such development that, considered in the aggregate with all other adverse or positive developments relating to such litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings, would materially increase the reasonably anticipated economic impact to AmerUs and its Subsidiaries, taken as a whole, of the disposition of such litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings compared to the reasonable expectations of the parties of such economic impact as of the date hereof; or (7) the execution, delivery and performance of this Agreement or the announcement of the transactions contemplated hereby, including the identity of Aviva, or (B) the ability of AmerUs to perform its obligations hereunder on a timely basis.
     (b) Capital Structure.
          (i) The authorized capital stock of AmerUs consists of two hundred and thirty million (230,000,000) shares of Common Stock and twenty million (20,000,000) shares of preferred stock, no par value. The only authorized series of AmerUs preferred stock is the Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”).
          (ii) As of the close of business on July 7, 2006, (A) 38,140,526 shares of Common Stock were issued and outstanding, (B) 3,223,441 shares of Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards (such stock options, units and other awards and plans and programs, collectively, the “AmerUs Stock Plans”), and (C) 8,806,966 shares of Common Stock were held in the treasury of AmerUs or by its Subsidiaries (exclusive of shares held in insurance company separate accounts (any such shares, “separate account shares”). From July 7, 2006 to the date hereof, AmerUs has not issued or permitted to be issued any shares of capital stock, SARs or securities exercisable or exchangeable for or convertible into shares of capital stock of AmerUs or any of its Subsidiaries, other than pursuant to and as required by the terms of the AmerUs Stock Plans and, from July 7, 2006 to the date hereof, AmerUs has not issued any stock options or other awards under the AmerUs Stock Plans. As of the close of business on July 7, 2006, six million (6,000,000) shares of Series A Preferred Stock were issued and outstanding. No shares of Series A Preferred Stock are reserved for issuance. All outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. As of the close of business on July 7, 2006, 5,750,000 PRIDES Securities offered by AmerUs pursuant to the prospectus supplement dated May 21, 2003 (the “AmerUs PRIDES”) were issued and outstanding.
          (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of AmerUs or any Subsidiary of AmerUs are issued or outstanding.
          (iv) Except for (A) Awards issued or to be issued under the AmerUs Stock Plans and (B) Common Stock purchase rights issued in connection with the AmerUs PRIDES,

there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which AmerUs or any Subsidiary of AmerUs is a party or by which it or any such Subsidiary is bound (x) obligating AmerUs or any Subsidiary of AmerUs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of AmerUs or of any Subsidiary of AmerUs, (y) obligating AmerUs or any Subsidiary of AmerUs to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (z) which provide the economic equivalent of an equity ownership interest in AmerUs or any Subsidiary of AmerUs. There are no outstanding contractual obligations of AmerUs or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of AmerUs or any of its Subsidiaries. None of AmerUs or any Subsidiary of AmerUs is a party to any shareholders agreement, voting trust agreement or registration rights agreement relating to any equity securities of AmerUs or any Subsidiary of AmerUs or any other agreement relating to disposition, voting or dividends with respect to any equity securities of AmerUs or any Subsidiary of AmerUs.
          (v) Since June 30, 2006, AmerUs has not declared, set aside, made or paid to the shareholders of AmerUs dividends or other distributions on the outstanding shares of Common Stock or Series A Preferred Stock, other than regular quarterly cash dividends on the Series A Preferred Stock.
     (c) Authority.
          (i) AmerUs has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement by the requisite vote of the holders of Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AmerUs and no other corporate proceedings on the part of AmerUs are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the shareholders of AmerUs. This Agreement has been duly executed and delivered by AmerUs and (assuming the due authorization, execution and delivery by Aviva and Merger Sub) constitutes a valid and binding obligation of AmerUs, enforceable against AmerUs in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
          (ii) The execution and delivery of this Agreement do not, and the performance of its obligations and consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of AmerUs or the Articles of Incorporation or Bylaws of any Subsidiary of AmerUs, or

(B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, treaty, AmerUs Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to AmerUs or any Subsidiary of AmerUs or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect.
          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, arbitral tribunal, or industry self-regulatory organization (each, a “Governmental Entity”), is required to be filed or obtained by AmerUs or any of its Subsidiaries (as opposed to Aviva or Merger Sub or any of their respective affiliates) in order for AmerUs to (x) execute and deliver this Agreement or (y) consummate the Merger, which the failure to make or obtain, individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect, except for (A) the filing with the SEC of such statements, prospectuses, reports and other materials, including, (1) the Proxy Statement, and (2) such reports, filings and statements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the Merger, (B) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (C) consents, authorizations, approvals, filings or exemptions as set forth in Section 3.1(c)(iii) of the AmerUs Disclosure Letter, (D) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (E) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”) and (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of state and federal securities laws relating to the regulation of broker-dealers, investment companies and investment advisers and the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”). Section 3.1(c)(iii) of the AmerUs Disclosure Letter sets forth a complete list of the jurisdictions in which each of the AmerUs Insurers are domiciled or commercially domiciled.
     (d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.
          (i) AmerUs and its Subsidiaries, including the AmerUs Insurers and their respective separate accounts, have filed or furnished all required reports, schedules, registration statements and other documents and exhibits thereto with or to the SEC since December 31, 2003 and through the Business Day prior to the date of this Agreement (the “AmerUs SEC Documents”). As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the AmerUs SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AmerUs SEC Documents, and none of the AmerUs SEC Documents when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of

AmerUs and its Subsidiaries, including the AmerUs Insurers and their respective registered separate accounts, included in the AmerUs SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of AmerUs and its consolidated Subsidiaries (in the case of AmerUs SEC Documents filed by AmerUs) or the entities purported to be presented therein (in the case of AmerUs SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect).
          (ii) Other than the AmerUs SEC Documents, which are addressed in clause (i) above, AmerUs and each of its Subsidiaries, including the AmerUs Insurers and their separate accounts, have timely filed (after taking into account all grace periods or extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, an AmerUs Material Adverse Effect.
          (iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice, (C) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby and (D) liabilities which would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect, AmerUs and its Subsidiaries do not have, and since March 31, 2006, AmerUs and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in AmerUs’ financial statements in accordance with generally accepted accounting principles).
     (e) Compliance with Applicable Laws and Reporting Requirements. AmerUs and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required for the operation of the businesses of AmerUs and its Subsidiaries (the “AmerUs Permits”), and AmerUs and its Subsidiaries are in compliance with the terms of the AmerUs Permits and all applicable Laws, except where the failure to so hold or comply, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. The businesses of AmerUs and its Subsidiaries are not being conducted in violation of any Law, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, an AmerUs Material Adverse Effect. AmerUs has not received any written notice of a pending investigation by any

Governmental Entity with respect to AmerUs or any of its Subsidiaries nor, to the knowledge of AmerUs, is any such investigation threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.
     (f) Sarbanes Oxley Act.
          (i) AmerUs and its Subsidiaries are in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither AmerUs, its Subsidiaries nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of AmerUs or any of its Subsidiaries.
          (ii) The Chief Executive Officer and Chief Financial Officer of AmerUs (or each former Chief Executive Officer and Chief Financial Officer of AmerUs, as applicable) have made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to AmerUs SEC Documents. AmerUs has made available to Aviva a summary of any disclosure made by the management of AmerUs to AmerUs’ independent auditors and the audit committee of the Board of Directors of AmerUs since December 31, 2003 referred to in such certificates.
          (iii) The management of AmerUs has (A) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to AmerUs, including its Subsidiaries, is made known to management of AmerUs by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to AmerUs’ outside auditors and the audit committee of the Board of Directors of AmerUs (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect AmerUs’ ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in AmerUs’ internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial report required to be disclosed in any AmerUs SEC Document has been so disclosed.
          (iv) Since December 31, 2005 (i) neither AmerUs nor any of its Subsidiaries nor, to the knowledge of AmerUs, any representative of AmerUs or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AmerUs or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that AmerUs or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the knowledge of AmerUs, no attorney representing AmerUs or any of its Subsidiaries, whether or not employed by AmerUs or its Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by AmerUs or any of its officers, directors, employees or agents of AmerUs to the Board of Directors of AmerUs or any committee thereof or to any director or executive officer of AmerUs.
     (g) Legal Proceedings. There are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of AmerUs, threatened, against or affecting AmerUs or any Subsidiary of AmerUs, that, individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against AmerUs or any Subsidiary of AmerUs having or which would reasonably be expected to have, individually or in the aggregate, an AmerUs Material Adverse Effect.
     (h) Taxes.
          (i) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, AmerUs or any of its Subsidiaries have been filed in the manner and within the time prescribed by applicable Law, and all such Tax Returns were, or shall be at the time of filing, true and complete in all material respects.
          (ii) There are no material liens for any Taxes upon the assets of AmerUs or any of its Subsidiaries, other than (A) statutory liens for Taxes not yet due and payable or (B) liens which are being contested in good faith by appropriate proceedings and have been disclosed in writing to Aviva as of the date hereof.
          (iii) AmerUs and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or has established (or has had established on its behalf and for its sole benefit and recourse), in accordance with GAAP, an accurate and sufficient accrual for all such Taxes on the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement.
          (iv) The federal income Tax Returns of AmerUs and its Subsidiaries through the tax year ended December 31, 2003, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to granted extensions or waivers, has expired.
          (v) There is no claim, audit, action, suit, proceeding or investigation now in process, pending or, to AmerUs’ knowledge, threatened against or with respect to AmerUs or its Subsidiaries in respect of any material Tax or Tax Asset.
          (vi) Neither AmerUs nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency, proposed reassessment of any property or assessment from any Taxing Authority.

          (vii) To the extent that the following action relates to a material amount of Taxes, neither AmerUs nor any of its Subsidiaries has since December 31, 2005 (A) made or changed any election concerning any Taxes, (B) changed an annual accounting period or adopted or changed any accounting method, (C) settled any Tax claim or assessment, (D) received a Tax Ruling or entered into an agreement with any Taxing Authority, (E) filed any amended Tax Returns or (F) surrendered any right to claim a refund of any Taxes.
          (viii) Neither AmerUs nor any of its Subsidiaries has (A) entered into any transaction that resulted in a material “deferred intercompany gain” (within the meaning of Treasury Regulation Section 1.1502-13) for which such gain, in whole or in part, continues to be deferred pursuant to the provisions of Treasury Regulation Section 1.1502-13 as of the date hereof or (B) a material “excess loss account,” as defined in Treasury Regulation Section 1.1502-19, in respect of the stock of any Subsidiary of AmerUs that is a member of the United States affiliated group (as that term is defined under Code Section 1504(a) and other similar provisions of state or local Law) that includes AmerUs as a common parent (“AmerUs Common Group”).
          (ix) Neither AmerUs nor any of its Subsidiaries has been a member of any affiliated group other than the AmerUs Common Group.
          (x) Neither AmerUs nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local Law) or has received written notice of any claim made by a Taxing Authority where AmerUs and its Subsidiaries, as applicable, do not file a Tax Return that AmerUs or such Subsidiary is or may be subject to income taxation by that jurisdiction, and neither AmerUs nor any of its Subsidiaries that are “U.S. persons,” as that term is defined in Section 7701 of the Code, has branches in any jurisdiction outside of the United States.
          (xi) Within the meaning of Section 355 of the Code, none of AmerUs or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” in conjunction with the Merger.
          (xii) AmerUs and each of its Subsidiaries has withheld all material amounts required to have been withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, policyholder, holder of an Annuity Contract, insured or any other third party, and such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. AmerUs and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder, policyholder, holder of an Annuity Contract, insured or any other third party, as required under Law.
          (xiii) AmerUs and its Subsidiaries have prior to the date hereof, provided to Aviva true and complete copies of all material Tax Sharing Agreements entered into by AmerUs or any of its Subsidiaries.

          (xiv) No asset or liability of AmerUs or of any of its Subsidiaries is a debt obligation that (A) is a “registration-required obligation,” as defined in Section 163(f)(2) of the Code; (B) constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (C) is a “disqualified debt instrument,” as defined in Section 163(l)(2) 163(b)(2) of the Code.
          (xv) Neither AmerUs nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.
          (xvi) With respect to any reinsurance contracts to which AmerUs or any of its Subsidiaries is a party, to the knowledge of AmerUs or any of its Subsidiaries no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.
          (xvii) To the extent within the control of AmerUs and/or its Subsidiaries (and to the extent not within the control of AmerUs and/or its Subsidiaries, to their knowledge), any Life Insurance Contract or Annuity Contract issued, assumed, modified, exchanged, marketed, sold or administered by an AmerUs Insurer qualifies in all material respects for the tax treatment described in the associated marketing materials designed by AmerUs or any of its Subsidiaries, is in compliance in all material respects with the requirements applicable to AmerUs and its Subsidiaries, under, as relevant, Code Sections 72, 101, 130, 401, 403, 408, 457, 6047, 7702, 7702A and all other applicable Tax provisions, including, to the extent applicable, the diversification rules under Section 817(h), and satisfies all of the investor controls and insurable interest rules.
          “Annuity Contract” means any annuity contract, funding agreement, guaranteed investment contract or similar contract, including endorsements, riders and amendments thereto, and forms with respect thereto.
          “Life Insurance Contract” means any life insurance contract, and any endorsements, riders, amendments and forms with respect thereto.
          “Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property or estimated taxes, customs duties, fees, assessments or charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), or (iii) any transferee liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
          “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or tax asset that could be carried forward or carried back to reduce Taxes (including deductions and credits relating to guaranty fund assessments and the alternative minimum tax).
          “Taxing Authority” means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.
          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.
          “Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits.
          (i) Certain Agreements. Except as disclosed in the AmerUs SEC Documents filed or publicly furnished to the SEC and made publicly available prior to the date of this Agreement and except for this Agreement, neither AmerUs nor any of its Subsidiaries is a party to or bound, as of the date hereof, by any contract, arrangement, commitment or understanding (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which restricts in any material respect the ability of AmerUs or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires AmerUs or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, (iii) with or to a labor union (including any collective bargaining agreement), or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.1(i) (collectively referred to herein as the “AmerUs Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. AmerUs has made available to Aviva true and complete copies of all AmerUs Contracts. Neither AmerUs nor any of its Subsidiaries has, and to the knowledge of AmerUs, none of the other parties thereto has violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any AmerUs Contract, except in each case for those violations, performance failures and defaults that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.
     (j) Benefit Plans and Labor Matters.

          (i) With respect to each material employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37) (“Multiemployer Plans”) and all material equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (all the foregoing being herein “AmerUs Benefit Plans”), (A) under which any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of AmerUs or any of its Subsidiaries has any present or future right to benefits, (B) maintained or contributed to by AmerUs or any of its Subsidiaries or (C) under which AmerUs or any of its Subsidiaries has any present or future liability other than as disclosed in the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, no event has occurred and, to the knowledge of AmerUs, there exists no condition or set of circumstances, in connection with which AmerUs or any of its Subsidiaries could be subject to any material liability, except for benefit payments in accordance with the terms of the AmerUs Benefit Plans and this Agreement.
          (ii) Section 3.1(j)(ii) of the AmerUs Disclosure Letter contains a complete listing of all AmerUs Benefit Plans. AmerUs has made available to Aviva with respect to each AmerUs Benefit Plan true and complete copies of: (A) the plan documents or agreement (including any insurance contracts or trust agreements); (B) the summary plan descriptions and summaries of material modification; (C) Form 5500 reports and, where applicable, audited financial statements and audit reports for the most recent plan year available and the most recent financial statement; (D) the most recent actuarial report; (E) for plans intended to be qualified under Code Section 401(a) a copy of the most recent IRS determination letter with respect to such qualification; and (F) employee handbooks, as currently in effect.
          (iii) AmerUs and its Subsidiaries, with respect to the AmerUs Benefit Plans, and the AmerUs Benefit Plans, are in material compliance with ERISA, the Code (except as currently permitted with respect to Section 409A under proposed regulations and Internal Revenue Service guidance with respect thereto) and other applicable Laws.
          (iv) No AmerUs Benefit Plan (including any AmerUs Stock Plan) exists that could result in the payment to any present or former employee, agent, director or independent contractor of AmerUs or any Subsidiary of AmerUs of any money or other property or accelerate or provide any vesting or other rights or benefits to any present or former employee, agent, director, or independent contractor of AmerUs or any Subsidiary of AmerUs as a result of the transactions contemplated by this Agreement, either independently or in connection with any adverse employment action and irrespective of whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.
          (v) No AmerUs Benefit Plan is a Multiemployer Plan, and neither AmerUs nor any of its Subsidiaries has, or could reasonably be expected to have, any liability under any Multiemployer Plan.

          (vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in or cause: (A) the increase, acceleration of timing of payment, funding or vesting of any benefits under any AmerUs Benefit Plan; (B) the payment or provision of benefits which are “excess parachute payments” as the term is defined in Code Section 280G; or (C) payments or benefits to be subject to the loss of deductions under Code Section 162(m).
          (vii) There are no pending or threatened claims by or on behalf of, or investigations or governmental audits or requests with respect to, any AmerUs Benefit Plan (other than routine claims for benefits).
          (viii) Each AmerUs Benefit Plan may be terminated without incurring a material liability (other than previously accrued benefit liabilities).
          (ix) There are no collective bargaining agreements or other labor union contracts applicable to any employees of AmerUs or any of its Subsidiaries.
          (x) Section 3.1(j)(x) of the AmerUs Disclosure Letter lists, as of the date of this Agreement, the number of outstanding Awards, including with respect to SARs and Units the number of underlying reference shares of Common Stock that will be converted into Award Consideration pursuant to Section 2.3.
     (k) Subsidiaries. All of the shares of capital stock of each of the Subsidiaries of AmerUs are owned by AmerUs or by another AmerUs Subsidiary or Subsidiaries and are (i) fully paid and nonassessable and (ii) free and clear of any Lien.
     (l) Agreements with Regulators. Neither AmerUs nor any Subsidiary of AmerUs is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of AmerUs and its Subsidiaries, taken as a whole, or to the knowledge of AmerUs relates to AmerUs Insurer’s capital adequacy or risk management policies, nor has AmerUs or any Subsidiary of AmerUs been advised in writing by any Governmental Entity that it is contemplating any such undertakings.
     (m) Absence of Certain Changes or Events. Since December 31, 2005, (i) AmerUs and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any (A) AmerUs Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (C) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (D) any material change in accounting methods, principles or practices by AmerUs, except for such changes required by changes in SEC guidelines, GAAP or SAP, (E) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by AmerUs or any of its Subsidiaries which is not covered by insurance or (F) any material amendment of any of the AmerUs Benefit Plans.
     (n) Board Approval. The Board of Directors of AmerUs, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “AmerUs Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of AmerUs and its shareholders, (ii) approved and adopted this Agreement and the plan of merger contained herein and (iii) recommended that shareholders of AmerUs approve each of the matters constituting the Required AmerUs Vote and directed that such matter be submitted for consideration by AmerUs shareholders at the AmerUs Shareholders Meeting, subject to the terms and conditions set forth herein.
     (o) Vote Required. Pursuant to Section 490.1104(5) of the IBCA, the approval of the holders of Common Stock at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the plan of merger exists (the “Required AmerUs Vote”) is the only vote of the holders of any class or series of AmerUs capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).
     (p) Properties. AmerUs or one or more of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the AmerUs SEC Documents as being owned by AmerUs or one or more of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (“Liens”), except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, other than, in each case, which individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect and (C) zoning and building codes and other applicable Laws regulating the use, development and occupancy of real property and permits consents and rules under such Laws that do not materially affect the use, development and occupancy of such real property or otherwise impair the business operations at such property and (ii) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the AmerUs SEC Documents as being leased by AmerUs or one or more of its Subsidiaries or leased after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of AmerUs, the lessor other than, in each case, which individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.
     (q) Intellectual Property.
          (i) AmerUs and its Subsidiaries own, or have valid and enforceable licenses to use, all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing, patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions, copyrights (including any registrations and applications therefor and whether registered or unregistered), Internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the “AmerUs Intellectual Property”), which in each case necessary for the conduct of their respective business as conducted on the date hereof, except where such failures to own or possess valid, subsisting and enforceable licenses to use such AmerUs Intellectual Property, either individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. Neither AmerUs nor any of its Subsidiaries has received any written notice of infringement or conflict with, and to AmerUs’ knowledge, there are no infringements of or conflicts with, the rights of any third party with respect to the use or ownership of any AmerUs Intellectual Property by AmerUs and its Subsidiaries that, in either case, individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect. To the knowledge of AmerUs, all AmerUs Intellectual Property that has been licensed by AmerUs or any of its Subsidiaries from third parties is being used substantially in accordance with the applicable license (as amended) pursuant to which AmerUs or such Subsidiary acquired the right to use such AmerUs Intellectual Property, except where such uses, either individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.
          (ii) AmerUs and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through their computer systems, including security protocols and techniques when appropriate, and (B) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate would not reasonably be expected to have an AmerUs Material Adverse Effect. Neither AmerUs nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither AmerUs nor any of its Subsidiaries has notified consumers or employees of any such information security breach.
     (r) Brokers or Finders. Other than Goldman Sachs & Co., no agent, broker, lawyer, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
     (s) Opinion of AmerUs Financial Advisor. AmerUs has received the written opinion of its financial advisor, Goldman Sachs & Co., dated the date of this Agreement, to the effect that, as of the date hereof, the Per Share Amount to be paid by Aviva to the AmerUs shareholders pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Common Stock.
     (t) Takeover Laws. None of the business combination provisions of Section 490.1110 of the IBCA or any similar provisions of the IBCA, Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of AmerUs are applicable to the transactions contemplated by this Agreement because such provisions do not apply by their terms or because any required approvals of the Board of Directors of AmerUs have been obtained.

     (u) Information Supplied.
     (i) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and applicable rules thereunder. The Proxy Statement and in the notice of the meeting pursuant to Section 490.1104 of the IBCA to the holders of Common Stock (the “Notice of AmerUs Shareholders Meeting”), will not, at the date mailed to the holders of Common Stock or at the time of the AmerUs Shareholders Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) Notwithstanding the foregoing provisions of this Section 3.1(u), no representation or warranty is made by AmerUs with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Aviva for inclusion or incorporation by reference therein.
     (v) Certain Securities Matters.
          (i) Each AmerUs Broker-Dealer and AmerUs Adviser possesses all licenses and registrations necessary to conduct its business and is current in all material filings required by the SEC or any other Governmental Entity, and is and has been since December 31, 2003 in full compliance with all applicable Laws, except for any failures to possess such licenses and register or comply which would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect. Each AmerUs Broker-Dealer is a member in good standing of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, except such failures which would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect.
          (ii) There is (A) no AmerUs Subsidiary, (B) no separate account of any AmerUs Insurer, (C) no “affiliated person” (within the meaning of the Investment Company Act of 1940, and the rules and regulations of the SEC promulgated thereunder (the “Investment Company Act”)) nor (D) any AmerUs Fund, AmerUs Private Fund or any portfolio thereof that is required to be registered with the SEC under the Investment Company Act.
          (iii) No AmerUs Adviser nor, to the knowledge of AmerUs, any “person associated” (within the meaning of the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Investment Advisers Act”)) thereof, with an AmerUs Adviser is ineligible pursuant to Section 203(e) of the Investment Advisers Act to serve as an investment adviser or as a person associated with an AmerUs Adviser to a registered investment adviser. No AmerUs Broker-Dealer nor, to the knowledge of AmerUs, any “associated person” (within the meaning of the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer. The following terms shall have the meanings set forth below:

          “AmerUs Adviser” shall mean any AmerUs Subsidiary that conducts activities of an investment adviser as such term is defined in Section 2(a)(20) of the Investment Company Act and Section 202(a)(11) of the Investment Advisers Act.
          “AmerUs Broker-Dealer” shall mean any AmerUs Subsidiary that conducts activities of a broker or dealer, as such terms are defined in Section 3(a) of the Exchange Act.
          “AmerUs Fund” shall mean any management investment company, as defined under the Investment Company Act, organized by an AmerUs Adviser or interests in which are offered by AmerUs or its affiliates or any portfolio thereof that is registered or required to be registered as an investment company with the SEC and for which any AmerUs Adviser acts as an investment adviser or sub-adviser.
          “AmerUs Private Fund” shall mean any collective investment entity organized by an AmerUs Adviser or interests in which are offered by AmerUs or its affiliates, other than an AmerUs Fund that is not required to be registered as an investment company with the SEC and for which any AmerUs Adviser acts as an investment adviser or sub-adviser.
          “AmerUs Insurer” shall mean each AmerUs Subsidiary that issues insurance policies.
     (w) Insurance Reports.
          (i) Each AmerUs Insurer is listed in Section 3.1(w) of the AmerUs Disclosure Letter. Each of the AmerUs Insurers has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “AmerUs SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. AmerUs has delivered or made available to Aviva, to the extent permitted by applicable Laws, copies of all annual AmerUs SAP Statements for each AmerUs Insurer for the periods beginning January 1, 2004 and through the date hereof and the quarterly AmerUs SAP Statements for each AmerUs Insurer for the quarterly period ended March 31, 2006, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state domiciliary insurance regulatory authority and true and complete copies of all financial examination reports of insurance departments and any insurance regulatory authorities received by AmerUs on or after January 1, 2004 and through the date hereof relating to AmerUs Insurers. Financial statements included in the AmerUs SAP Statements were prepared in conformity SAP and present fairly in all material respects the statutory financial position of the relevant AmerUs Insurer as at the respective dates thereof and the results of operations of such AmerUs Insurer for the respective periods then ended. The AmerUs SAP Statements complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing by any Governmental Entity with respect to any AmerUs SAP Statements which has not been cured. The annual statutory balance sheets and income statements included in the AmerUs SAP Statements have been audited by AmerUs’ independent auditors, and AmerUs has delivered or made available to Aviva true and complete copies of all audit opinions related thereto for periods beginning January 1, 2004.
          (ii) The policy reserves of the AmerUs Insurers recorded in their respective AmerUs SAP Statements, as of their respective dates since July 1, 2004: (A) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied as in effect on their respective dates; (B) have been based on actuarial assumptions that are consistent in all material respects with applicable contract provisions; (C) met the requirements of applicable Law in all material respects; and (D) were computed on the basis of actuarial assumptions and actuarial methods consistent in all material respects with those used to compute the corresponding items in the AmerUs SAP Statements; provided, however, that it is acknowledged and agreed that AmerUs is not making any representation or warranty in this Section 3.1(w)(ii) as to the adequacy or sufficiency of such reserves.
     (x) Insurance Business. (i) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents issued in connection therewith) that are issued by an AmerUs Insurer (collectively, the “AmerUs Insurance Contracts”), to the extent required under applicable Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.
          (ii) A true and complete copy of the Actuarial Appraisal of Insurance Operations of AmerUs as of September 30, 2005, including all amendments, supplements, errata and annexes thereto (the “AmerUs Actuarial Analysis”) has been made available to Aviva prior to the date hereof. The information and data furnished by AmerUs or any AmerUs Insurer to its independent actuaries in connection with the preparation of the AmerUs Actuarial Analysis were, to the knowledge of AmerUs, accurate in all material respects for the periods covered in the AmerUs Actuarial Analysis.
          (iii) AmerUs has made available to Aviva true and complete copies of (A) all policy and contract forms filed in the domiciliary state of the AmerUs Insurer issuing the policy relating to any annuity or universal life insurance contract offering equity indexed or total return accounts issued by the AmerUs Insurers (the “EI Products”) and all forms of sales brochures, sales literature and advertising materials, developed by an AmerUs Insurer for EI Products, each to the extent utilized by an AmerUs Insurer during the period beginning January 1, 2004 through the date of this Agreement and (B) all material reports, written correspondence and written communications received from an AmerUs Insurer or sent to an AmerUs Insurer by any Governmental Entity relating to any material examinations or investigations by any Governmental Entity regarding any EI Product. AmerUs has received no written notice from any Governmental Entity of any material pending examinations, inspections or investigations, or alleging any material violation of applicable securities Law, by any Governmental Entity regarding any EI Product as of the date of this Agreement, and to the knowledge of AmerUs, there are no such pending or threatened examinations, inspections or investigations as of the date of this Agreement.
          (iii) AmerUs has made available to Aviva a true and complete copy of its product analysis letter, including all annexes and exhibits (but excluding the list of largest sellers), as further described in Section 3.1(x)(iv) of the AmerUs Disclosure Letter (the “Product Letter”). The description of the products and marketing programs in the Product Letter are fair summaries in all material respects of the EI Products that are annuities and the related marketing programs described therein and, as of the date hereof, AmerUs has no actual knowledge of any other documents, events or circumstances which could reasonably be expected to cause AmerUs’ analysis of the regulatory status of such products described therein to be materially different from AmerUs’ analysis contained therein.
     (y) Risk Management Instruments. Since December 31, 2005, all derivative instruments, including, interest rate swaps, caps, floors and option agreements, entered into by AmerUs or its Subsidiaries, were entered into in conformity in all material respects with AmerUs’ written investment policies in effect at the time any such derivative instrument was entered into.
     (z) Producer Sales and Marketing.
          (i) From and after January 1, 2004 (A) each employee of AmerUs and its Subsidiaries, agent, manager, intermediary, broker, broker-dealer, third-party administrator, independent marketing organization (affiliated and unaffiliated), producer, financial institution, registered representative, consultant, advisor, call center personnel, or distributor required to be licensed as a Producer in any state (each, a “Producer”) who marketed, sold, serviced, managed, advised or administered with holders of the products issued by AmerUs and its Subsidiaries (“Transacted”), at the time such Producer Transacted business for AmerUs or the relevant Subsidiary, was duly appointed by AmerUs or the relevant Subsidiary to act as a Producer and, to the knowledge of AmerUs, was duly licensed or registered as a Producer, in each case, in the particular jurisdiction in which such Producer, placed, serviced, managed, advised or administered such business; (B) there have been no violations by Producers of any Law in connection with the marketing or sale of products issued by AmerUs and its Subsidiaries; (C) all compensation paid to each such Producer was paid in accordance with applicable Law; and (D) all training and instruction manuals pertaining to the sale of the products by AmerUs and its Subsidiaries provided to each such Producer by AmerUs and its Subsidiaries were in compliance with all applicable Laws; except for, in the case of clauses (A), (B), (C), or (D), such failures to appoint or failures to be licensed (in the case of clause A), violations (in the case of clause B), and failures to comply with applicable Law (in the cases of clauses C and D) that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect, and provided that the representations in clauses (A), (B), (C) and (D) are made to the actual knowledge of AmerUs with respect to any Producer that is not an employee of AmerUs or its Subsidiaries.
     (aa) Reinsurance. With respect to any ceded reinsurance or coinsurance agreement of any AmerUs Insurer which either is in force or has outstanding reinsurance recoverables (“AmerUs Reinsurance Agreements”), except as would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect, each AmerUs Insurer has appropriately taken credit for, outstanding reinsurance recoverables under the AmerUs Reinsurance Agreements in any (i) AmerUs SAP Statements and (ii) AmerUs SEC Documents. All AmerUs Reinsurance Agreements are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to be valid and in full force and effect, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. Neither AmerUs nor any AmerUs Insurer, nor to the knowledge of AmerUs, any other party to an AmerUs Reinsurance Agreement is in default as to any provision thereof, and, to the knowledge of AmerUs, no condition exists that, with or without notice or lapse of time or both, would constitute a default thereunder, except for any such default or condition as would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect.
     3.2. Representations and Warranties of Aviva and Merger Sub. Aviva and Merger Sub jointly represent and warrant to AmerUs as follows:
          (a) Organization, Standing and Power.
               (i) Each of Aviva and Merger Sub is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Aviva or Merger Sub to perform their respective obligations under this Agreement (an “Aviva Material Adverse Effect”).
               (ii) Aviva has previously made available to AmerUs true, complete and correct copies of the organizational documents of Aviva as of December 31, 2005, which are in full force and effect and have not been amended or otherwise modified.
          (b) Authority.
               (i) Each of Aviva and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Aviva and Merger Sub (including Aviva or a wholly owned Subsidiary of Aviva in its capacity as the sole shareholder of Merger Sub) and no other corporate or shareholder proceedings on the part of Aviva or Merger Sub are necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Aviva and Merger Sub and (assuming the due authorization, execution and delivery by AmerUs) constitutes a valid and binding obligation of each of Aviva and Merger Sub, enforceable against each of Aviva and Merger Sub in accordance with its terms, except to the extent the enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar

Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
          (ii) The execution and delivery of this Agreement by each of Aviva and Merger Sub do not, and the performance of its respective obligations and consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the organizational documents of Aviva or Merger Sub or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, or Law applicable to Aviva or Merger Sub or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have an Aviva Material Adverse Effect.
          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be filed or obtained by Aviva or Merger Sub in connection with the execution and delivery of this Agreement by Aviva, Merger Sub or their respective Subsidiaries or the consummation by Aviva or Merger Sub of the transactions contemplated hereby, the failure to make or obtain which would have an Aviva Material Adverse Effect, except for (A) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (B) such applications, filings, authorizations, orders and approvals under the insurance laws of the jurisdictions in which the AmerUs Insurers are domiciled or commercially domiciled as set forth in, and assuming the accuracy of, Section 3.1(c)(iii) of the AmerUs Disclosure Letter and such other required filings with, and expiration of applicable waiting periods of, the insurance departments or other similar state authorities in the states in which the AmerUs Insurers are licensed, (C) to the extent applicable, consents, approvals of, filings with and notices to Governmental Entities pursuant to the Exon-Florio Act, and (D) notices or filings under the HSR Act.
     (c) Information Supplied. The information supplied in writing by or on behalf of Aviva and the Merger Sub and included in the Proxy Statement with the written consent of Aviva and the Merger Sub, as the case may be, will not, at the date mailed to the holders of Common Stock or at the time of the AmerUs Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (d) Financing. Aviva has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause Merger Sub to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.
     (e) No Aviva Vote Required. No vote or other action of the shareholders of Aviva is required by applicable Law, the organizational documents of Aviva or otherwise in order for Aviva and Merger Sub to consummate the Merger and the transactions contemplated hereby.

     (f) Aviva Ownership of AmerUs Securities. Aviva and its affiliates do not own of record or beneficially any shares of Common Stock, Series A Preferred Stock or any options, warrants or other rights to acquire Common Stock or Series A Preferred Stock.
     (g) Merger Sub.
          (i) True and complete copies of the organizational documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to AmerUs.
          (ii) Aviva or a wholly owned Subsidiary of Aviva owns beneficially owns all outstanding shares of the capital stock of Merger Sub. Merger Sub was formed by Aviva solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1. Covenants of AmerUs. During the period from the date of this Agreement and continuing until the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, AmerUs agrees as to itself and its Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement, (ii) to the extent that Aviva shall otherwise consent in writing, (iii) as may be required under applicable Law or (iv) as set forth in the AmerUs Disclosure Letter:
     (a) Ordinary Course. AmerUs shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. AmerUs shall not, nor shall it permit any of its Subsidiaries to: (i) enter into any new material line of business; (ii) enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, without the consent of Aviva (such consent not to be unreasonably withheld or delayed); (iii) alter or amend in any material respect their existing underwriting, claim handling, loss control, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or SAP; (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice or (v) enter into or terminate any material lease, contract or agreement, or make any change to any existing material lease, contract or agreement, except in the ordinary course of business consistent with past practice.
     (b) Dividends; Changes in Stock. AmerUs shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except (A) the declaration and payment of regular quarterly cash dividends on the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock, and (B) for dividends by a direct or indirect wholly owned Subsidiary of AmerUs, (ii) split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for (A) the acquisition of separate account shares in the ordinary course of business consistent with past practice and (B) the exercise or settlement of outstanding Awards under the AmerUs Stock Plans in accordance with their terms).
     (c) Issuance of Securities. Except in connection with AmerUs’ obligations under the AmerUs PRIDES, AmerUs shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or pledge or otherwise encumber any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, stock unit, performance unit or similar equity award or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Common Stock upon the exercise or settlement of Awards under the AmerUs Stock Plans.
     (d) Governing Documents. AmerUs shall not amend or propose to amend its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws.
     (e) No Acquisitions or Dispositions. AmerUs shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets. Other than activities in the ordinary course of business consistent with past practice, AmerUs shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any material assets (including capital stock of its Subsidiaries and indebtedness of others held by AmerUs and its Subsidiaries). Nothing contained in this Section 4.1(e) shall apply to investments made by AmerUs and its Subsidiaries in the ordinary course of business consistent with past practice and their respective investment policies.
     (f) Indebtedness. Other than incurring short-term indebtedness under AmerUs’ credit facilities existing as of the date hereof or replacement of existing indebtedness at a lower cost of capital, AmerUs shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness, (ii) issue or sell any debt securities or rights to acquire any debt securities of AmerUs or any of its Subsidiaries or guarantee any debt securities of others, or (iii) enter into any “keep-well” or other agreement to maintain the financial condition of any other person (other than AmerUs or one of its Subsidiaries) or any arrangement having the economic effect of the foregoing.
     (g) Liabilities. AmerUs shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge, settlement or satisfaction (i) made in the ordinary course of business, (ii) made in accordance with the terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of AmerUs included in the AmerUs SEC Documents and (iv) incurred since the date of such financial statements in the ordinary course of business consistent with past practice.
     (h) Material Contracts. AmerUs shall not, and shall not permit any of its Subsidiaries to, (i) modify or amend any AmerUs Contract other than in the ordinary course of business consistent with past practice or terminate any AmerUs Contract (other than terminations resulting from the expiration of an AmerUs Contract in accordance with its terms) or (ii) enter into, modify, amend or terminate any contract (other than the termination resulting from the expiration of such contract in accordance with its terms) that would meet the definition of an AmerUs Contract set forth in Section 3.1(i) if entered into after the date hereof.
     (i) Risk Policy. AmerUs shall not, and shall not permit any of its Subsidiaries to, modify or amend in any material respect or terminate any (i) insurance coverage maintained by AmerUs or any of its Subsidiaries which is not replaced by a comparable amount of insurance coverage or (ii) investment, risk management or derivatives use policy currently in effect, except as required by applicable Law or changes in SAP or GAAP.
     (j) Accounting Methods. Except as disclosed in any AmerUs SEC Document filed by AmerUs prior to the date of this Agreement, AmerUs shall not change its methods of accounting in effect at March 31, 2006, except as required by changes in SAP or GAAP.
     (k) Compensation and Benefit Plans. Neither AmerUs nor any Subsidiary will (i) enter into, adopt, amend (except for such amendments as may be required by Law or made to comply with Code Section 409A) or terminate any AmerUs Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between AmerUs or a Subsidiary of AmerUs and one or more of AmerUs’ or its Subsidiaries’ directors or officers, (ii) except to the extent expressly permitted by Section 4.1(c) or this Section 4.1(k), issue any new or additional awards or grants, or pay or agree to pay any new or additional compensation or benefits, enter into any severance or change-in-control agreements, or increase in any manner the current compensation or benefits, contingent or otherwise, of any AmerUs or its Subsidiaries director, officer, agent, independent contractor or employee, with the exception of (A) amounts required to be contributed, distributed, granted or awarded under the terms and provisions of plans and arrangements listed in Section 3.1(j)(ii) of the AmerUs Disclosure Letter as in effect as of the date hereof or amended in accordance herewith, and (B) normal increases in compensation or additional compensation or benefits both in the ordinary course of business consistent with past practice (excluding for purposes of this clause (B) ordinary course increases in favor of executive officers or directors) or (iii) provide, with respect to any equity-related award, that the vesting of any such award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.
     (l) No Liquidation. AmerUs shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
     (m) Taxes. Except as will not reasonably be likely to materially affect the Taxes or the Tax Assets of AmerUs and its Subsidiaries after the Effective Time, AmerUs shall not, and shall not permit any of its Subsidiaries to:
          (i) (A) Make, amend or change any material income tax election; (B) make a request for a Tax Ruling or enter into any agreement with a Taxing Authority; (C) settle or compromise any material tax liability or Tax Claim in excess of amounts specifically reserved therefor on the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement; (D) except as otherwise mandated by applicable Law, file any amendments to any previously filed Tax Returns; (E) surrender any right to claim a refund of any Taxes; (F) make any distributions or enter into any transactions that are not within the ordinary course of business (determined by the conduct of business by AmerUs or any applicable Subsidiary of AmerUs over the course of the preceding 12 month period) that could materially increase the Taxes of AmerUs or its Subsidiaries or affect the Tax Assets (including the amount of any Subsidiary’s previous tax earnings and profits and the amount of any Subsidiary’s foreign tax paid pool) of AmerUs or any of its Subsidiaries; or (G) file any Tax Return in a manner that could be materially inconsistent with past custom and practice, except as may be required by applicable Law; or
          (ii) Change its method of tax accounting, except as required by changes in applicable Law, GAAP or SAP.
     (n) Advisory Contract Consents. To the extent required by, and consistent with all requirements of, the Investment Advisers Act, as soon as reasonably practicable, AmerUs shall, and shall cause each of the applicable AmerUs Advisers to, inform its and their respective advisory clients (other than any AmerUs Fund) of the transactions contemplated by this Agreement and shall, in compliance with the Investment Advisers Act and any other applicable Law, request such clients’ consent as may be necessary to effect the assignment of their investment advisory agreements and any related agreements. Aviva agrees that AmerUs may satisfy this obligation, insofar as it relates to advisory clients (other than the AmerUs Funds and the AmerUs Private Funds, as to which the governing instruments or applicable Law require any different or supplemental procedure, in which case such different or supplemental procedures must be followed), by providing each such client with the notice contemplated by the first sentence of this Section 4.1(n) and obtaining either a new investment advisory contract with such client effective at the Closing Date or such client’s consent in the form of an actual written consent or in the form of an implied consent as permitted by Law and complying with any other legal requirements. AmerUs shall, and shall cause each of the applicable AmerUs Advisers to, seek any consents or shareholder approval required under the applicable agreements or Canadian Law. AmerUs shall, and shall cause the AmerUs Insurers to, consent to the continuation of any investment advisory agreements and any related agreements between AmerUs or the AmerUs Insurers and either (i) AmerUs Capital Management or (ii) AmerUs Asset Management, following completion of the transactions contemplated hereby.
     (o) AmerUs SEC Documents. AmerUs shall, and shall cause its Subsidiaries, including AmerUs Insurers and their respective separate accounts to, file with or publicly furnish to (as applicable) all required reports, schedules, registration statements and other documents with or to the SEC between the date of this Agreement and the Effective Time (“Interim AmerUs SEC Documents”). All Interim AmerUs SEC Documents shall comply in all material respects with the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and none of the Interim AmerUs SEC Documents shall, when filed with or publicly furnished to the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of AmerUs and its Subsidiaries, including the AmerUs Insurers and their respective registered separate accounts, included in any such Interim AmerUs SEC Documents, shall comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of AmerUs and its consolidated Subsidiaries (in the case of Interim AmerUs SEC Documents filed by AmerUs) or the entities purported to be presented therein (in the case of AmerUs SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate do not have an AmerUs Material Adverse Effect).
     (p) Other Actions. AmerUs shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the parties to obtain any of the AmerUs Requisite Regulatory Approvals or Aviva Requisite Regulatory Approvals without imposition of a condition or restriction of the types referred to in Sections 6.2(c) or 6.3(c), respectively.
     (q) Other Agreements. AmerUs shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.
     4.2. Advice of Changes; Government Filings.
     (a) Each party shall promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, an AmerUs Material Adverse Effect or an Aviva Material Adverse Effect, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. AmerUs and its Subsidiaries shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall make available to Aviva copies of all such reports promptly after the same are filed.
     (b) Each party shall have the right to review in advance, and each will consult with the other in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the other party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger.
     (c) Each party shall consult with the other party prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Entity in respect of any filings, submissions, investigation or inquiry, with respect to this Agreement or the Merger, and provide the other party and its representatives the opportunity to attend and participate thereat.
     (d) Without limiting the rights of the parties in this Section 4.2, each party shall furnish in advance to the other party copies of all correspondence, filings, submissions and written communications between them and their respective representatives on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Merger and consult with such other party on and take into account any reasonable comments it may have to such correspondence, filings, submissions and written communications prior to them being made. Each party shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the other party of the substance of any material oral communications with any Governmental Entity for which it was impractical to have advance consultation or participation in accordance with subsection (c) hereto and shall respond to inquiries and requests received from any Governmental Entity or third party, in each case with respect to this Agreement or the Merger as promptly as practicable.
     (e) Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement, arrangement or understanding with any Governmental Entity not to consummate or delay the transactions contemplated hereby, except with the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1. Proxy Statement.
     (a) As promptly as practicable following the date of this Agreement, but in no event later than 45 days after the date hereof, AmerUs shall prepare and file with the SEC proxy materials which shall constitute the proxy statement relating to the matters to be submitted to the AmerUs shareholders at the AmerUs Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”), and AmerUs shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the AmerUs shareholders as promptly as practicable following the date of this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, AmerUs shall promptly inform Aviva of such occurrence and shall file with the SEC and/or mail to the shareholders of AmerUs such amendment or supplement.
     (b) AmerUs shall promptly take all actions in accordance with applicable Law, its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws and the rules of the NYSE to call, give notice of, convene and hold a meeting of its shareholders, such meeting to take place as promptly as practicable following the date hereof (the “AmerUs Shareholders Meeting”), for the purpose of obtaining the Required AmerUs Vote with respect to the transactions contemplated by this Agreement. Subject to applicable Law, AmerUs shall promptly send the Notice of AmerUs Shareholders Meeting to all holders of the Series A Preferred Stock as required by Section 490.1104 of the IBCA. Subject to applicable Law, the Board of Directors of AmerUs shall use its reasonable best efforts to solicit the approval of the AmerUs shareholders of the Required AmerUs Vote. In furtherance of and subject to the foregoing, the Board of Directors of AmerUs shall recommend to the AmerUs shareholders that they vote to approve this Agreement and the plan of merger contained herein; provided, however, that AmerUs shall not be obligated to make the foregoing recommendation to the extent that the Board of Directors of AmerUs reasonably determines in good faith (after consultation with outside legal counsel) that such failure to so recommend is required in order to comply with its fiduciary duties under applicable Law; as provided, further, that notwithstanding anything to the contrary in this Agreement, AmerUs shall be obligated to submit this Agreement to its shareholders for a vote on the approval to the extent consistent with Section 490.1104 of the IBCA, and nothing contained herein shall be deemed to relieve AmerUs of such obligation unless this Agreement has been terminated in accordance with its terms prior to the AmerUs Shareholders Meeting.
     (c) AmerUs after consultation with Aviva, may adjourn or postpone the AmerUs Shareholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to AmerUs’ shareholders, (ii) if as of the time for which the AmerUs Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the AmerUs Shareholders Meeting or (iii) for the purpose of soliciting additional proxies if proxies granted by the time of the AmerUs Shareholders Meeting are insufficient to provide the Required AmerUs Vote; provided, however, that AmerUs will reconvene or reschedule the AmerUs Shareholders Meeting as soon as practicable after such adjournment or postponement.
     (d) Nothing contained herein shall prohibit or impede AmerUs from taking and disclosing to its shareholders a position as required by Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any other required disclosure to its shareholders if, in the good faith judgment of the Board of Directors of AmerUs, after consultation with outside legal counsel, failure so to disclose would be inconsistent with applicable Law.

     5.2. Access to Information.
     (a) AmerUs shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Aviva, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records, commitments, officers and employees and, during such period, to the extent permitted by applicable Law, AmerUs shall (and shall cause each of its Subsidiaries to) make available Aviva (i) a copy of each report, schedule, statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, the HSR Act, state insurance laws or the rules and regulations of self regulatory organizations and (ii) all other information concerning its business, properties and personnel as Aviva may reasonably request. Notwithstanding the foregoing, none of AmerUs or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law.
     (b) Aviva will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated November 14, 2005, between AmerUs and Aviva (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in effect as provided under Section 8.5.
     (c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.
     5.3. Reasonable Best Efforts.
     (a) Upon the terms and subject to the conditions set forth herein, each party hereto shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, and (iii) to cooperate in connection with any financing transaction undertaken by Aviva to fund the Merger Consideration, including cooperation by AmerUs in facilitating customary due diligence and arranging senior officers, mutually agreed by AmerUs and Aviva, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies; provided that such participation shall be subject to AmerUs’ compliance with Regulation FD of the SEC and the indemnification (including the advancement of reasonable defense costs) by Aviva of AmerUs and its participating senior officers with respect to the subject matters of this Section 5.3(a)(iii)), the preparation and filing of any offering document or listing particulars, the issuance of any comfort letter, the receipt of any auditors consents, the preparation of consolidated pro forma financial information and the use of commercially reasonable efforts to cause each independent auditor to so cooperate. Each of

AmerUs and Aviva will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.
     (b) Neither Aviva nor any of its Subsidiaries shall be required to (i) sell, divest, hold separate, or otherwise dispose of any of their or of AmerUs’ or any of its Subsidiaries’ respective businesses, product lines or assets, (ii) conduct their or AmerUs’ or any of its Subsidiaries respective businesses in a specified manner or (iii) agree to take any of the actions set forth in clause (i) or (ii), or agree to take any other action or agree to any restriction, limitation or condition that, in the case of clause (i), (ii) or (iii), would or would reasonably be likely to have (1) an AmerUs Material Adverse Effect or (2) a material adverse effect on the benefits, taken as a whole, Aviva reasonably expected to derive from the transactions contemplated hereby, including the Merger, other than those customarily imposed by regulatory agencies in transactions of this type (such Material Adverse Effect on either AmerUs or Aviva or such material adverse effect on such benefits, a “Regulatory Material Adverse Effect”). AmerUs shall agree if, but solely if, requested by Aviva in writing to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services or assets of AmerUs or any of its Subsidiaries in furtherance of this Section 5.3(b); provided, however, that any such action shall be conditioned upon the consummation of the Merger and other transactions contemplated hereby. Each of AmerUs and Aviva undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and to make as soon as practicable, but in no event later than 30 days after the date hereof, such filings for such approvals and consents as are required under the insurance laws of the states where the AmerUs Insurers are domiciled or commercially domiciled or any foreign state where they are licensed to do business.
     5.4. Acquisition Proposals.
     (a) AmerUs agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Aviva or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (iii) approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.
     (b) Notwithstanding the foregoing or any other provision of this Agreement, the Board of Directors of AmerUs shall be permitted, prior to the Required AmerUs Vote, and subject to compliance with the other terms of this Section 5.4, to engage in discussions and negotiations with, and, subject to first entering into a confidentiality agreement with such initiating person, which confidentiality agreement shall have provisions that are no less favorable to AmerUs than those contained in the Confidentiality Agreement, to provide nonpublic information or data to, any person that has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of AmerUs has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, is, or is reasonably likely to lead to, a Superior Proposal; provided that the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in connection therewith would result in a breach of its fiduciary duties under applicable Law.
     (c) AmerUs shall notify Aviva promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs AmerUs or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with AmerUs relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). AmerUs shall also promptly, and in any event within 24 hours, notify Aviva, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4 and keep Aviva informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or correspondence relating thereto.
     (d) AmerUs agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. AmerUs agrees that it will promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.
     (e) For purposes of this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal not attributable to a breach of Section 5.4(a) which the Board of Directors of AmerUs concludes in good faith, after consultation with its financial advisors and outside legal advisor, taking into account, among other things, its obligations under applicable Law, the terms and conditions of the proposal, including price, form of consideration, financing conditions, closing conditions and other aspects of the proposal and the person making the proposal (including any break-up fees and expense reimbursement provisions), (i) is more favorable to the shareholders of AmerUs from a financial point of view, than the Merger and the other transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more of its total voting power” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority of its total voting power” and the reference to “10% or more of the consolidated assets” shall be deemed to be a reference to “a majority of the consolidated assets.”
     5.5. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.3.
     5.6. Indemnification; Directors’ and Officers’ Insurance.
     (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of AmerUs or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of AmerUs or any Subsidiary of AmerUs, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement with respect to such Indemnified Liabilities by AmerUs pursuant to AmerUs’ Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and indemnification agreements and resolutions, if any, in existence on the date hereof with any directors, officers and employees of AmerUs and its Subsidiaries.
     (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by AmerUs (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by AmerUs for such insurance (“AmerUs’ Current Premium”), and if such premiums for such insurance would at any time exceed 200% of AmerUs’ Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s reasonable determination, provide the maximum coverage available at an annual premium equal to 200% of AmerUs’ Current Premium. In lieu of such coverage, the Surviving Corporation may substitute a prepaid “tail” policy for such coverage, which AmerUs may obtain prior to the Closing.
     (c) The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
     5.7. Employee Benefit Matters.
     (a) Aviva agrees that those individuals who are employed by AmerUs or any of its Subsidiaries immediately prior to the Closing Date shall continue to be employees of the Surviving Corporation or its Subsidiaries as of the Closing Date (each such employee, an “Affected Employee”); provided, however, that this Section 5.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.
     (b) For a period of 24 months immediately following the Closing Date, the compensation, benefits and coverage provided to the Affected Employees pursuant to employee benefit or compensation plans or arrangements maintained by Aviva or the Surviving Corporation and its Subsidiaries shall be, in the aggregate, not less favorable (as reasonably determined by Aviva in good faith) than those provided to such Affected Employees immediately prior to the Closing Date.
     (c) Aviva shall, or shall cause the Surviving Corporation and its Subsidiaries to, give the Affected Employees full credit for purposes of eligibility and vesting for such Affected Employees’ service with AmerUs or any Subsidiary of AmerUs under employee benefit plans of Aviva, the Surviving Corporation or its Subsidiaries, including plans established after the Closing Date which plans replace existing corresponding plans (“Post Closing Plans”) to the same extent recognized by AmerUs or such Subsidiary immediately prior to the Closing Date except to the extent that recognition of such service for vesting purposes results in an actual duplication of benefits. Additionally full credit shall be given for the Affected Employees’ prior service with AmerUs or any Subsidiary of AmerUs for benefit accrual purposes in any Post Closing Plan which is a vacation or severance plan.
     (d) Aviva shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established by them, in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the date of such establishment under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the date of such establishment in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

     (e) Aviva shall cause the Surviving Corporation and its Subsidiaries to honor all employment, severance, consulting, retention and similar agreements or arrangements and all AmerUs Benefit Plans as in effect as of the date hereof, as set forth in Section 3.1(j)(ii) of the AmerUs Disclosure Letter, or that are entered into or amended prior to the Closing Date in accordance with Section 4.1 hereof and employment agreements with AmerUs officers approved by Aviva in connection with this Agreement and executed as of the date hereof; provided, however, that, except as expressly provided in the provisions of this Section 5.7(e), this Section 5.7 is not intended to prevent Aviva or the Surviving Corporation from exercising their rights with respect to such agreements or arrangements and all AmerUs Benefit Plans in accordance with their terms, including, but not limited to, any right provided by such terms to alter, terminate or otherwise amend all such agreements and arrangements and AmerUs Benefit Plans. Aviva shall permit AmerUs to amend the 401(k) plan to provide that, upon an involuntary termination without cause within the 24 month period immediately following the Closing Date, the terminated participant’s account shall immediately be fully vested to the extent permitted by applicable Law. Aviva agrees that AmerUs may amend its Severance and Transition Plans to cover position eliminations made within the twenty-four (24) month period immediately following the Closing Date, and that Aviva shall cause the Surviving Corporation and its Subsidiaries to honor the Severance and Transition Plans, as so amended, during such period, without further amendment or termination. Aviva agrees that AmerUs may amend each annual incentive plan (including, without limitation, the Management Incentive Plan) to provide that, upon an involuntary termination without cause within the 24-month period immediately following the Closing Date, the terminated participant shall receive a pro-rated bonus payment for the plan year in which the termination occurs, calculated by multiplying the participant’s target bonus for the termination year by a fraction, the numerator of which shall be the number of days in such year during which the participant was employed and the denominator of which shall be 365, and the terminated participant shall also receive, with respect to any completed plan year as to which payment has not yet been made, a payment equal to the amount of the participant’s target bonus for such completed plan year. The amendment provisions described in the immediately preceding three sentences shall not be altered or amended during the 24-month period immediately following the Closing Date. Notwithstanding the foregoing, no employer match or payment shall be required to be made in shares of the common stock of any party to this Agreement.
     (f) The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a “Change of Control” for purposes of the AmerUs Benefit Plans listed on Section 3.1(j)(iv) of the AmerUs Disclosure Letter and employment agreements with AmerUs officers approved by Aviva in connection with this Agreement and executed as of the date hereof. The parties further agree that, for purposes of this Section 5.7(f), the term “Change of Control” shall include all equivalent terms as required by context (by way of illustration and not limitation “Change in Control”).
     5.8. Tax Matters.
     (a) At the option of Aviva any or all Tax Sharing Agreements between or among AmerUs and any of its Subsidiaries shall be terminated immediately prior to the Effective Time and shall have no continuing force or effect after the Effective Time.

     (b) At the option of Aviva, all powers of attorney issued or granted by AmerUs and its Subsidiaries shall be terminated immediately prior to the Effective Time and shall have no continuing force or effect after the Effective Time.
     (c) From the date of this Agreement to the Effective Time, AmerUs and its Subsidiaries shall reasonably cooperate with Aviva in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees, Taxes or governmental charges and any interest, penalties, additions to tax or additional amount imposed in connection with such fees, Taxes or charges as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) and take all reasonable steps necessary to obtain any exemptions from such Transfer Taxes.
     5.9. Public Announcements. Aviva and AmerUs shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. AmerUs shall provide Aviva with its shareholder lists to allow Aviva to contact its shareholders and following a Change in AmerUs Recommendation, such contacts may be made without regard to the above limitations of this Section 5.9.
     5.10. Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the New York Stock Exchange and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time; provided further that nothing in this Section 5.10 shall be deemed to affect the listing or registration of Series A Preferred Stock.
     5.11. Rule 16b-3. The Board of Directors of AmerUs may adopt a resolution in advance of the Effective Time providing that the disposition by Company Insiders of equity securities of AmerUs (including derivative securities with respect to the equity securities of AmerUs), in each case in connection with the transactions contemplated hereby, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of AmerUs and its subsidiaries who immediately prior to the Closing are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of AmerUs.
     5.12. Takeover Statute. AmerUs and the AmerUs Board of Directors shall (i) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.
     5.13. Principal Executive Offices of the Surviving Corporation. Aviva acknowledges its intention to maintain the Surviving Corporation’s principal executive offices in Des Moines, Iowa after the Effective Time.
     5.14. Community Commitments. Aviva acknowledges and agrees that, after the Effective Time, it will cause the Surviving Corporation (or its charitable foundation) to engage in charitable and community giving and other charitable and community activities to the same or greater degree as currently undertaken by AmerUs. Without limiting the foregoing, after the Effective Time, the Surviving Corporation (or its charitable foundation) shall honor and fulfill all charitable and community commitments made by AmerUs prior to the date of this Agreement.
     5.15. Undertakings of Aviva. Aviva shall cause Merger Sub to perform, when due, all obligations of Merger Sub under this Agreement.
     5.16. Additional Agreements. Subject to the terms and conditions of this Agreement, in case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of AmerUs, the proper officers and directors of each party to this Agreement shall take all such necessary action at the requesting party’s expense.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, unless waived (subject to applicable Law) by both Aviva and AmerUs:
     (a) Shareholder Approval. AmerUs shall have obtained the Required AmerUs Vote.
     (b) HSR Approval. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.
     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction, other order, other legal restraint or prohibition and to appeal as promptly as possible any such injunction, other order, other legal restraint or prohibition or other order that may be entered.

     6.2. Conditions to Obligations of Aviva and Merger Sub. The obligations of Aviva and Merger Sub to effect the Merger are further subject to the satisfaction or waiver (subject to applicable Law) of the following conditions:
     (a) Representations and Warranties. The representation and warranty of AmerUs set forth in Section 3.1(m)(ii)(A) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of AmerUs set forth in Sections 3.1(a)(i) and (ii), 3.1(b)(ii)-(v) and 3.1(j)(x) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date). All other representations and warranties of AmerUs set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or any use of the term “material”, “materiality”, “in all material respects”, “AmerUs Material Adverse Effect” or similar terms or phrases, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, an AmerUs Material Adverse Effect. Aviva shall have received a certificate signed on behalf of AmerUs by the Chief Executive Officer and Chief Financial Officer of AmerUs to the effect set forth above.
     (b) Performance of Obligations of AmerUs. AmerUs shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Aviva shall have received a certificate signed on behalf of AmerUs by the Chief Executive Officer and Chief Financial Officer of AmerUs to such effect.
     (c) Regulatory Matters. Other than the filing provided for by Section 1.2, all authorizations, consents, orders, approvals of or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity that is required to be obtained by AmerUs or any of its Subsidiaries in connection with the consummation of the Merger and the transactions contemplated hereby, as set forth in Section 3.1(c)(iii) hereof (all of the foregoing, the “AmerUs Requisite Regulatory Approvals”) shall have been filed, have occurred or been obtained, except for those the failure of which to be made or obtained could not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect. All such AmerUs Requisite Regulatory Approvals shall be in full force and effect without any conditions, restrictions or requirements which (if implemented) could reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect.
     6.3. Conditions to Obligations of AmerUs. The obligation of AmerUs to effect the Merger is subject to the satisfaction of the following conditions unless waived by AmerUs:

     (a) Representations and Warranties. The representation and warranty of Aviva set forth in Section 3.2(d) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Aviva and Merger Sub and their Subsidiaries set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or any use of the term “material”, “materiality”, “in all material respects”, “Aviva Material Adverse Effect”, or similar terms or phrases shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, an Aviva Material Adverse Effect. AmerUs shall have received a certificate signed on behalf of Aviva by a senior officer of Aviva to the effect set forth above.
     (b) Performance of Obligations of Aviva. Aviva shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AmerUs shall have received a certificate signed on behalf of Aviva by a senior officer of Aviva to such effect.
     (c) Regulatory Matters. Other than the filing provided for by Section 1.2, all authorizations, consents, orders, approvals of or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity that is required to be obtained by Aviva and Merger Sub in connection with the consummation of the Merger and the transactions contemplated hereby, as set forth in Section 3.2(b)(iii) (all of the foregoing, the “Aviva Requisite Regulatory Approvals”) shall have been filed, have occurred or been obtained, except for those the failure of which to be made or obtained could not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect. All such Aviva Requisite Regulatory Approvals shall be in full force and effect without any conditions, restrictions or requirements which (if implemented) could reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect.
     6.4. Frustration of Closing Conditions. None of AmerUs, Aviva or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.3.

ARTICLE VII
TERMINATION AND AMENDMENT
     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of AmerUs):
     (a) by mutual consent of Aviva and AmerUs in a written instrument;
     (b) by either Aviva or AmerUs, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant an AmerUs Requisite Regulatory Approval or an Aviva Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;
     (c) by either Aviva or AmerUs, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
     (d) by Aviva, upon written notice to AmerUs, if the Board of Directors of AmerUs fails to recommend approval of this Agreement at the AmerUs Shareholders Meeting in accordance with Section 5.1(b) or withdraws, modifies or qualifies such recommendation in any manner materially adverse to Aviva or to the consummation of the Merger prior to the Required AmerUs Vote (any such action a “Change in AmerUs Recommendation”) or resolves to take any such action;
     (e) by AmerUs, prior to obtaining the Required AmerUs Vote, in order to enter into an agreement for an Acquisition Proposal that the Board of Directors of AmerUs determines in good faith (after consultation with its outside legal counsel and financial advisors), in the exercise of its fiduciary duties, constitutes a Superior Proposal; provided, however, that AmerUs may not terminate this Agreement pursuant to this clause (e) until after the fifth Business Day following Aviva’s receipt of a written notice (a “Notice of Superior Proposal”) from AmerUs advising Aviva that AmerUs intends to take such action and specifying the reason therefor, including the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of AmerUs shall take into account any changes to the terms and conditions of this Agreement proposed by Aviva in response to a Notice of Superior Proposal);

     (f) by either Aviva or AmerUs, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any condition set forth in either (i) Section 6.2 (in the case of a breach by AmerUs), or (ii) Section 6.3 (in the case of a breach by Aviva or Merger Sub), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period (which, for avoidance of doubt, includes any material breach by AmerUs of Section 5.4); or
     (g) by either Aviva or AmerUs, if the Required AmerUs Vote shall not have been obtained upon a vote taken thereon at the duly convened AmerUs Shareholders Meeting, or any adjournment or postponement thereof.
     (h) The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.
     7.2. Effect of Termination.
          (a) In the event of termination of this Agreement by either AmerUs or Aviva as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Aviva, Merger Sub or AmerUs or their respective officers or directors, except with respect to Sections 3.1(r), 5.2(b), and 7.3, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.
          (b) If (i) Aviva shall terminate this Agreement pursuant to Section 7.1(c), (ii) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to AmerUs shall have been publicly announced or otherwise enters into the public domain or shall have been publicly communicated to the senior officers or Board of Directors of AmerUs and not irrevocably withdrawn (an “AmerUs Proposal”), (iii) at the time of termination of this Agreement, Aviva is not in breach of its representations, warranties and covenants herein which breach would result in, if occurring and continuing on the Closing Date, the failure of any condition set forth in Section 6.3 and (iv) within 12 months after the date of such termination of this Agreement, AmerUs or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then AmerUs shall pay the sum of $90,000,000 (the “Termination Fee”) plus all documented out-of-pocket expenses and fees incurred by Aviva (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not to exceed $12,500,000 in the aggregate (“Out-of-Pocket Expenses”) on the Business Day following such termination.
          (c) If Aviva shall terminate this Agreement pursuant to Section 7.1(d), then AmerUs shall pay the Termination Fee plus Out-of-Pocket Expenses of Aviva on the Business Day following such termination.

     (d) If AmerUs shall terminate this Agreement pursuant to Section 7.1(e), then AmerUs shall pay the Termination Fee as a condition to and on the date of such termination and shall pay Out-of-Pocket Expenses of Aviva on the Business Day following such termination.
     (e) If (i) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required AmerUs Vote shall not have been received, (ii) at any time after the date of this Agreement and at or before the date of the AmerUs Shareholders Meeting there shall have been an AmerUs Proposal that has not been irrevocably withdrawn at least 10 days prior to the date of the AmerUs Shareholder Meeting, (iii) at the time of termination of this Agreement, Aviva is not in breach of its representations, warranties and covenants herein which breach would result in, if occurring and continuing on the Closing Date, the failure of any condition set forth in Section 6.3 and (iv) within 12 months after the date of such termination of this Agreement, AmerUs or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then AmerUs shall pay the Termination Fee plus Out-of-Pocket Expenses of Aviva upon the Business Day following termination.
          For purpose of Section 7.2(b)(iv) and Section 7.2(e)(iv), the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more of its total voting power” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority of its total voting power” and the reference to “10% or more of the consolidated assets” shall be deemed to be a reference to “a majority of the consolidated assets.”
     7.3. Expenses. The parties agree that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. in effect on the date such fee was required to be paid. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement described in Section 7.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement
     7.4. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of AmerUs, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver of any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE VIII
GENERAL PROVISIONS
     8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)	if to Aviva, to

Aviva plc St. Helen’s 1 Undershaft London EC3P 3DQ United Kingdom

Attention: Corporate Secretary Facsimile: (011) 44-20-7662-7700 with a copy to

LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, New York 10019

Attention: Robert S. Rachofsky, Esq. Sheri E. Bloomberg, Esq. Facsimile: (212) 424-8500

and

(b)	if to AmerUs, to

AmerUs Group Co. 699 Walnut Street Des Moines, Iowa 50309

Attention: Christopher J. Littlefield, Esq. Facsimile: (515) 557-2417

with a copy to

Skadden, Arps, Slate Meagher & Flom LLP Four Times Square New York, New York 10036

Attention: Jeffrey W. Tindell, Esq. Todd E. Freed, Esq. Facsimile: (917) 777-2000
     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrase “day” shall mean calendar day. The phrases “known” or “knowledge” mean the actual knowledge of the executive officers of a party to this Agreement, after reasonable inquiry, with respect to each such individual employed as of the date hereof and as of the Closing Date as of such respective dates. The term “executive officer” shall have the meaning given such term in Rule 3b-7 under the Exchange Act. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
     8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature.

     8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the AmerUs Disclosure Letter, Exhibit A and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 5.6 (which shall be for the benefit of the Indemnified Parties), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that AmerUs shall be entitled to pursue damages on behalf of its shareholders in the event of Aviva’s or Merger Sub’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Aviva and Merger Sub.
     8.6. Governing Law. Except to the extent that the IBCA is mandatorily applicable to the Merger and the rights of holders of Common Stock, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the General Obligations Law).
     8.7. Submission to Jurisdiction; Waivers. Each of Aviva, Merger Sub and AmerUs irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of Aviva, Merger Sub and AmerUs hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.2. Each of Aviva, Merger Sub and AmerUs hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.7, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable Law that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     8.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.7 above, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, Aviva, Merger Sub and AmerUs have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

AVIVA PLC
By:	/s/ Philip G. Scott
	Name:	Philip G. Scott
	Title:	Group Executive Director

LIBRA ACQUISITION CORPORATION
By:	/s/ Philip G. Scott
	Name:	Philip G. Scott
	Title:	President

AMERUS GROUP CO.
By:	/s/ Thomas C. Godlasky
	Name:	Thomas C. Godlasky
	Title:	Chairman, President & Chief Executive Officer

EXHIBIT A
BYLAWS
OF
LIBRA ACQUISITION CORPORATION
(an Iowa Corporation)
ARTICLE I.
OFFICES.
     Section 1. Principal Office. The principal office of the Corporation shall be in the City of Des Moines, Polk County, Iowa. The Corporation may also have an office or offices at such other place or places either within or without the State of Iowa as the Board of Directors from time to time determines or the business of the Corporation may require.
     Section 2. Registered Office. The registered office of the Corporation required by the Iowa Business Corporation Act to be maintained in the State of Iowa may be, but need not be, the same as the principal office of the Corporation in the State of Iowa, and the address of the registered office may be changed from time to time by the Board of Directors.
ARTICLE II.
SHAREHOLDERS’ MEETINGS.
     Section 1. Place. All meetings of the shareholders shall be held in such place as may be ordered by the Board of Directors.
     Section 2. Annual Meetings. The annual meeting of shareholders shall be held on such day in the month of May in each year and at such time as shall be selected by the Chairman of the Board, or, failing such selection, by the Board of Directors, when the shareholders shall elect the Board of Directors as provided in the Articles of Incorporation and these bylaws and transact such other business as may properly be brought before the meeting. The Board of Directors may, in its discretion, change the date or time, or both, of the annual meeting of shareholders.
     Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by each of the Chairman of the Board of Directors (if there be one), the President, the Board of Directors or the holders of at least ten percent (10%) of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting (under such conditions as are prescribed in these bylaws).
     Section 4. Notice. Notice, in accordance with the Iowa Business Corporation Act, stating the place, day and hour of the annual meeting and of any special meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given so that it is effective not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the President, or the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.
     Section 5. Right to Vote. Except as provided in Sections 8 and 9 of this Article II, only shareholders owning shares of stock of a class entitled to vote as required by the Iowa Business Corporation Act or as provided in the Articles of Incorporation of record on the books of the Corporation on the day fixed by the Board of Directors for the closing of the stock transfer books of the Corporation prior to any meeting of the shareholders, or, if the stock transfer books be not closed, of record on the books of the Corporation at the close of business on the day fixed by the Board of Directors as the record date for the determination of the shareholders entitled to vote at such meeting, shall be entitled to notice of and shall have the right to vote (either in person or by proxy) at such meeting.
     Section 6. Closing of Transfer Books or Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, seventy (70) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. Except as provided in the Articles of Incorporation establishing one or more classes or series of Preferred Stock, if the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is mailed, or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 6, such determination shall apply to any adjournment thereof, except that the Board of Directors must fix a new record date if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.
     Section 7. Shareholders’ Lists. The officer having charge of the stock transfer books for shares of stock of the Corporation shall make a complete list of the shareholders entitled to vote at a meeting of shareholders or any adjournment thereof, arranged in alphabetical order and by voting group and within each voting group by class or series of shares, with the registered address of and the number of shares held by each, which list shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours beginning two business days after notice of such meeting is given for which such list was prepared. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder at any time during the meeting or any adjournment thereof. The original stock transfer books shall be prima facie evidence as to the identity of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section 7 shall not affect the validity of any action taken at any such meeting.
     Section 8. Voting of Shares by Certain Holders. Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.
     Shares held by a person who is an administrator, executor, guardian or conservator may be voted by such person, either in person or by proxy, without the transfer of such shares into the name of such person. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by such trustee without a transfer of such shares into the name of such trustee.
     Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the name of such receiver if authority so to do is contained in an appropriate order of the court by which such receiver was appointed.
     A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.
     On and after the date on which written notice of redemption of redeemable shares has been given to the holders thereof and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, such shares shall not be entitled to vote on any matter and shall not be deemed to be outstanding shares.
     Shares of the Corporation are not entitled to be voted if they are owned, directly or indirectly, by a second corporation, and the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for the election of directors of such second corporation, nor shall any such shares be counted in determining the total number of outstanding shares at any given time.
     At all meetings of shareholders, a shareholder may vote either in person or by proxy appointment form executed in writing by the shareholder or by the duly authorized attorney-in-fact of such shareholder. Such proxy appointment and any revocation thereof shall be filed with the Secretary of the Corporation. No proxy appointment shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
     Section 9. Proxies. When a valid proxy appointment form is filed with the Secretary of the Corporation, the proxy named therein (or the duly appointed substitute of such proxy, if the proxy appointment permits the appointment of a substitute) shall be entitled to enter and be present at the shareholders’ meeting designated in the proxy appointment, and to exercise the power granted to such proxy under such proxy appointment, notwithstanding that the shareholder who gave the proxy appointment is personally present at the meeting, unless and until such proxy appointment is revoked by a written instrument of revocation, stating the time and date of revocation of the proxy appointment, duly signed by the shareholder who executed the proxy appointment, and filed with the Secretary of the Corporation at or prior to the meeting. Subject to any express limitation or restriction in any such proxy appointment contained, a vote, consent or action taken by a proxy prior to revocation thereof, as hereinbefore provided, shall be valid and binding on the shareholder who gave the proxy appointment. Each proxy appointment, and also each instrument of revocation thereof, shall be retained by the Secretary of the Corporation as required by regulatory authorities.
     Section 10. Quorum. The holders of a majority of the votes of the shares entitled to vote thereat, represented in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders except as otherwise provided by the Iowa Business Corporation Act, the Articles of Incorporation or these bylaws. The holders of a majority of the votes of the shares present in person or by proxy at any meeting and entitled to vote thereat shall have power successively to adjourn the meeting to a specified date whether or not a quorum be present. If there are no shareholders entitled to vote thereat present in person or by proxy, the Chairman of the Board may adjourn the meeting. The time and place to which any such adjournment is taken shall be publicly announced at the meeting, and no further notice thereof shall be necessary. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called.
     Section 11. Manner of Voting. If a quorum is present, the affirmative vote of the holders of a majority of the votes of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Iowa Business Corporation Act or the Articles of Incorporation.
     Section 12. Officers of the Meeting-Powers. The Chairman of the Board of Directors (if there be one) or, in the absence of the Chairman of the Board, the President of the Corporation, or in the absence of the Chairman of the Board and the President, a Vice President, shall call meetings of the shareholders to order and shall act as chairman thereof. The Board of Directors may appoint any shareholder to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, the President and any Vice President, and in the case of the failure of the Board to appoint a chairman, the shareholders present at the meeting shall elect a chairman who shall be either a shareholder or a proxy of a shareholder.
     The Secretary of the Corporation shall act as secretary at all meetings of shareholders. In the absence of the Secretary at any meeting of shareholders, the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 13. Power of Chairman. The order of business at all shareholders’ meetings shall be as determined by the chairman of the meeting. The chairman of any shareholders’ meeting shall have power to determine the eligibility of votes, and may reject votes, whether cast in person or by proxy, as irregular, unauthorized, or not cast in accordance with the Articles of Incorporation or these bylaws. The decisions of such chairman as to such matters shall be final unless challenged from the floor, immediately after being announced and overruled by the vote of the holders of a majority of the votes of the shares represented at the meeting. Such chairman may appoint inspectors of election to count ballots, whenever voting is by ballot. Such chairman shall have power to order any unauthorized persons to leave the meeting and to enforce such orders, and shall have and exercise all power and authority, and perform all duties customarily possessed and performed by the presiding officer of such a meeting.
     Section 14. Actions Without A Meeting. Any action required or permitted to be taken at any annual meeting or special meeting of shareholders may be taken without a meeting, without prior notice, except where such prior notice is required by the Iowa Business Corporation Act; and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than ninety percent (90%) of the votes entitled to vote at the meeting at which all shares entitled to vote on the action were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Iowa, in its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings or meetings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.
ARTICLE III.
BOARD OF DIRECTORS.
     Section 1. Powers. The business and affairs of the Corporation shall be managed by the Board of Directors.
     Section 2. Number and Qualification of Directors. The number of directors shall be fixed by resolution of the Board of Directors within the range established in the Articles of Incorporation, and the number of directors may be increased or decreased and fixed from time to time by resolution of the Board of Directors within such range, provided no decrease shall have the effect of shortening the term of any incumbent director. A director may but need not be a shareholder or a resident of the State of Iowa. Each director shall be elected to serve until the end of his or her term and until the successor of such director shall be elected or appointed as provided in Section 4 of this Article III, and shall have qualified.
     Section 3. Vacancies. If a vacancy in the Board of Directors shall occur by reason of death, resignation, retirement, disqualification, removal from office, an increase in the number of members, or otherwise, a majority of the remaining directors, though less than a quorum, may appoint a director to fill such vacancy, who shall hold office for the unexpired term of the directorship in respect of which such vacancy occurred or for the full term of any new directorship caused by any increase in the number of members.
     Section 4. Time and Place of Meetings. A regular meeting of the Board of Directors shall be held, without notice other than this bylaw, immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.
     Section 5. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called by the Chairman of the Board of Directors (if there be one), by the President or by a majority of the members of the Board, and shall be held at such place as may be fixed by the person or persons calling such meeting and as shall be specified in the notice of such meeting. The Secretary or an assistant secretary shall give not less than two (2) days’ notice of the date, time and place of each such meeting to each director in the manner provided in Section 6 of this Article III. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice given, or waiver of notice obtained, of such meeting as provided in Section 6 or 7, as the case may be, of Article III.
     Section 6. Manner of Giving Notice of Meetings. Notice of any special meeting of the Board of Directors may be given to any director by telephone, facsimile or by telegram addressed to such director at such address as last appears in the records of the Secretary of the Corporation or by mail by depositing the same in the post office or letter box in a postpaid, sealed envelope addressed to such director at such address or by placing with a courier or delivery service with instructions for express delivery to such director at such address.
     It shall be the duty of every director to furnish the Secretary of the Corporation with the post office address of such director and to notify the Secretary of any change therein.
     Section 7. Waiver of Notice. Whenever any notice is required to be given to directors under the provisions of the Iowa Business Corporation Act or of the Articles of Incorporation or these bylaws, a waiver thereof in writing signed by the director entitled to such notice, whether before, at or after the time stated therein, shall be deemed equivalent thereto. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
     Section 8. Quorum. At all meetings of the Board of Directors, one-third of the number of directors fixed by resolution of the Board of Directors in accordance with Article III, Section 2 of these bylaws shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Iowa Business Corporation Act or by the Articles of Incorporation or by these bylaws. If a quorum shall not be present at any meeting of directors, the director or directors present may adjourn the meeting to a specified time, without notice other than announcement at the meeting.
     Section 9. Conduct of Meetings. The Chairman of the Board of Directors (if there be one) or, in the absence of the Chairman of the Board, the President of the Corporation shall act as the presiding officer at Board of Director meetings, and the Secretary or an assistant secretary of the Corporation shall act as the secretary of the meeting. In the absence of the Chairman of the Board of Directors (if there be one) and the President, the Board of Directors may appoint a director to act as the presiding officer. The presiding officer at Board of Director meetings shall be entitled to vote as a director on all questions.
     Minutes of all meetings of the Board of Directors shall be permanently kept by the Secretary, and all minutes shall be signed by the secretary of the meeting.

     The Board of Directors shall have power to formulate rules and regulations governing the conduct of Board of Director meetings and the procedure thereat.
     Section 10. Executive and Other Committees. The Board of Directors may, by resolution adopted by a majority of the number of directors fixed in accordance with Article III, Section 2 of these bylaws, designate from among its members an executive committee, and one or more other committees, each of which, to the extent provided in such resolution and permitted by the Iowa Business Corporation Act, shall have and may exercise all the authority of the Board of Directors.
     Section 11. Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors. Any director may serve the Corporation in any other capacity and receive compensation therefor.
     Section 12. Indemnification of Directors, Officers and Employees.
     (a) Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or arbitration and whether formal or informal (“proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Iowa Business Corporation Act permitted the Corporation to provide prior to such amendment), against all reasonable expenses, liability and loss (including, without limitation, attorneys’ fees, all costs, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such person while a director, officer or employee including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such director, officer or employee to repay all amounts so advanced if it should be determined ultimately that such director, officer or employee is not entitled to be indemnified under this Section or otherwise, or (ii) a written affirmation by or on behalf of such director, officer or employee that, in such person’s good faith belief, such person has met the standards of conduct set forth in the Iowa Business Corporation Act.
     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation,

the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the Iowa Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Iowa Business Corporation Act, shall not be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.
     (c) Benefit. Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person’s heirs, executors or other lawful representatives. The invalidity or unenforceability of any provision of this Section 12 shall not affect the validity or enforceability of any other provision of this Section 12.
     (d) Certain Actions; Presumption of Standard of Conduct. Any action taken or omitted to be taken by any director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be presumed to be in compliance with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Iowa Business Corporation Act whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.
     (e) Litigation; Presumption of Standard of Conduct. Unless finally determined, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the action taken or omitted to be taken by the person seeking indemnification did not comply with the standard of conduct set forth in Section 490.851 (or successor provision) of the Iowa Business Corporation Act.
     (f) Non-Exclusivity of Rights. The rights conferred on any person by this Section 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
     (g) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer or employee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Iowa Business Corporation Act.

     Section 13. Action by Directors Without a Meeting. Any action required to be taken at a meeting of the Board of Directors or a committee of directors and any other action which may be taken at a meeting of the Board of Directors or a committee of directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors or all of the members of the committee of directors, as the case may be, entitled to vote with respect to the subject matter thereof.
     Section 14. Telephonic Meetings. Unless otherwise restricted by the Articles of Incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors, or any committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
ARTICLE IV.
OFFICERS.
     At the first regular meeting of the Board of Directors following each annual meeting of the shareholders, the Board of Directors shall elect a President, a Secretary and a Treasurer; and the Board of Directors may at any meeting elect or appoint a Chairman of the Board of Directors, vice presidents and other officers or assistants to officers.
     The Chairman of the Board of Directors (if there be one) shall be selected from among the members of the Board of Directors. Other officers may be, but are not required to be directors. An officer may be, but need not be, a shareholder of the Corporation.
     Subject to the power of the Board of Directors to remove any officer from office at any time when in its judgment the best interests of the Corporation will be served thereby, each officer shall serve until the successor of such officer is elected or appointed, unless his tenure of office is otherwise fixed by the Board of Directors by resolution, contract or agreement for a different period of time.
     The Board of Directors shall have power to fix the compensation of each officer, to decrease or increase such compensation, to prescribe the duties of such officer, to change the nature of such duties, or to remove such officer from office and elect or appoint the successor of such officer, in each case subject to the terms of any agreement between such officer and the Corporation.
     Section 1. Chairman of the Board of Directors. The Chairman of the Board of Directors (if there be one) shall preside at all meetings of the shareholders and of the directors, at which the Chairman is present. The Chairman shall perform all duties incident to the office of Chairman of the Board of Directors and such other duties as, from time to time, may be assigned to the Chairman by the Board of Directors, and, if so designated by an appropriate resolution of the Board of Directors or an agreement between the Chairman and the Corporation, shall be the chief executive officer of the Corporation, subject, however, to the right of Board of Directors to delegate any specific power to any other officer or officers of the Corporation; and the Chairman shall see that all orders and resolutions of the Board of Directors are carried into effect.

     Section 2. President. The President of the Corporation shall have general and active management of and exercise general supervision of the business and affairs of the Corporation and, if so designated by an appropriate resolution of the Board of Directors, or an agreement between the President and the Corporation, shall be the chief executive officer of the Corporation, subject, however, to the right of the Board of Directors to delegate any specific power to any other officer or officers of the Corporation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have concurrent power with the Chairman of the Board of Directors to sign bonds, mortgages, certificates for shares, and other contracts and documents, except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board of Directors, or by these bylaws to some other officer of the Corporation. In the absence of the Chairman of the Board of Directors or in the event of the disability or refusal of the Chairman to act, the President shall have such other powers as are vested in the Chairman of the Board of Directors. In general, the President shall perform the duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.
     Section 3. Vice Presidents. The vice presidents shall perform such of the duties and exercise such of the powers of the President as shall be assigned to them from time to time by the Board of Directors or the President, and shall perform such other duties as the Board of Directors or the President shall from time to time prescribe. Any vice president may sign certificates for shares of the Corporation and any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, which authorizations may be either specific or general. In case of the death, disability or absence of the Chairman of the Board of Directors (if there be one) and the President, then a vice president shall perform the duties of the President, including interim duties, and when so acting shall have all the powers of and be subject to all restrictions upon the President.
     Section 4. Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall keep the minutes of such meetings. The Secretary shall perform like duties for the standing committees of the Board of directors when required. Except as otherwise provided by these bylaws or by the Iowa Business Corporation Act, the Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President.
     The Secretary shall have custody of the minute books, containing the minutes of shareholders’ and directors’ meetings, of the stock books of the Corporation, and of all corporate records. The Secretary shall have the duty to see that the books, reports, statements, certificates and all other documents and reports of the Corporation required by law are properly prepared, kept and filed. The Secretary shall, in general, perform all duties incident to the office of Secretary.
     Section 5. Assistant Secretaries. The assistant secretaries shall perform such of the duties and exercise such of the powers of the Secretary as shall be assigned to them from time to time by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President or the Secretary, and shall perform such other duties as the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President shall from time to time prescribe.

     Section 6. Treasurer. The Treasurer shall have the custody of all moneys, stocks, bonds and other securities of the Corporation, and of all other papers on which moneys are to be received and of all papers which relate to the receipt or delivery of the stocks, bonds, notes and other securities of the Corporation in the possession of the Treasurer. The Treasurer is authorized to receive and receipt for stocks, bonds, notes and other securities belonging to the Corporation or which are received for its account, and to place and keep the same in safety deposit vaults rented for the purpose, or in safes or vaults belonging to the Corporation. The Treasurer is authorized to collect and receive all moneys due the Corporation and to receipt therefor, and to endorse all checks, drafts, vouchers or other instruments for the payment of money payable to the Corporation when necessary or proper and to deposit the same to the credit of the Corporation in such depositaries as the Treasurer may designate for the purpose, and the Treasurer may endorse all commercial documents for on behalf of the Corporation. The Treasurer is authorized to pay interest on obligations when due and dividends on stock when duly declared and payable. The Treasurer shall, when necessary or proper, disburse the funds of the Corporation, taking proper vouchers for such disbursement. The Treasurer shall cause to be kept in the office of the Treasurer true and full accounts of all receipts and disbursements, and shall render to the Board of Directors and the Chairman of the Board of Directors (if there be one) or the President, whenever they may require it, an account of all the transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as may be prescribed by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President. The Treasurer shall, in general, perform all duties usually incident to the office of the Treasurer.
     Section 7. Assistant Treasurers. The assistant treasurers shall perform such of the duties and exercise such of the powers of the Treasurer as shall be assigned to them from time to time by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President or the Treasurer, and shall perform such other duties as the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President shall from time to time prescribe.
ARTICLE V.
STOCK CERTIFICATES.
     Section 1. Registrars and Transfer Agents. The Board of Directors shall determine the form of and provide for the issue, registration and transfer of the stock certificates representing stock of the Corporation, and may appoint registrars and transfer agents, who may be natural persons or corporations. The office of any transfer agent or registrar may be maintained within or without the State of Iowa.
     Section 2. Signatures. Any stock certificates issued by the Corporation shall bear the signatures of the Chairman of the Board of Directors (if there be one), or the President or any Vice President and of the Secretary or any Assistant Secretary and such officers are hereby authorized and empowered to sign such certificates when the issuance thereof has been duly authorized by the Board of Directors; provided, however, that if certificates representing shares of any class or series of stock issued by the Corporation are countersigned by manual signature by a transfer agent, other than the Corporation or its employee, or registered by manual signature by a registrar, other than the Corporation or its employee, any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any person who is an officer who has signed or whose facsimile signature has been placed upon such certificate representing stock of the Corporation shall cease to be such officer of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person was such officer at the date of its issue.
     Section 3. Transfers. Transfers of shares shall be made on the books of the Corporation only by the registered owner thereof (or the legal representative of such owner, upon satisfactory proof of authority therefor), or by the attorney of such owner lawfully constituted in writing by documents filed with the Secretary or transfer agent of the Corporation, and only upon surrender of the certificate to be transferred, or delivery of an order of such owner if such shares are not represented by a certificate, and payment of applicable taxes with respect to such transfer, unless otherwise ordered by the Board of Directors.
     Section 4. Lost or Destroyed Certificates. New certificates may be issued to replace lost, stolen or destroyed certificates, upon such terms and conditions as the Board of Directors may prescribe.
     Section 5. Rights of Registered Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered or shown on its books as the owner of shares of its stock to receive dividends or any other distribution thereon, or to vote such shares, and to treat such person as the owner of such shares for all purposes and the Corporation shall not be bound to recognize any equitable or other claim to or interest in its shares on the part of any person other than the registered or record owner thereof, whether or not it shall have notice thereof.
ARTICLE VI.
GENERAL PROVISIONS.
     Section 1. Instruments Affecting Real Estate. Deeds, mortgages and other instruments affecting real estate owned by the Corporation, the execution of which has been duly authorized by the Board of Directors, shall be signed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one) or the President or any vice president and by the Secretary or any assistant secretary. Leases, contracts to purchase, and other instruments whereby the Corporation acquires, in the ordinary course of business, an interest in real estate owned by others may be executed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one), the President or by any officer or employee of the Corporation thereunto authorized by the Chairman of the Board of Directors (if there be one) or the President, without obtaining specific authorization therefor from the Board of Directors.
     Section 2. Other Instruments. Bonds, notes and other secured or unsecured obligations of the Corporation, when duly authorized by the Board of Directors, may be executed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one) or the President or any vice president, or by any other officer or officers thereunto duly authorized by the Board of Directors and the signature of any such officer may, if the Board of Directors shall so determine, be a facsimile. Contracts and other instruments executed in the ordinary course of business may be signed on behalf of the Corporation by the Chairman of the Board of Directors (if

there be one) or the President or by any officer or employee of the Corporation thereunto authorized by the Chairman of the Board of Directors (if there be one) or the President, without obtaining specific authorization therefor from the Board of Directors.
     Section 3. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.
     Section 4. No Corporate Seal. The Corporation shall have no corporate seal.
     Section 5. Stock in Other Corporations. Unless otherwise ordered by the Board of Directors, the Chairman of the Board of Directors (if there be one) or the President or any vice president of the Corporation (i) shall have full power and authority to act and vote, in the name and on behalf of this Corporation, at any meeting of shareholders of any corporation in which this Corporation may hold stock, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock, and (ii) shall have full power and authority to execute, in the name and on behalf of this Corporation, proxies authorizing any suitable person or persons to act and to vote at any meeting of shareholders of any corporation in which this Corporation may hold stock, and at any such meeting the person or persons so designated shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock.
ARTICLE VII.
AMENDMENTS.
     These bylaws may be altered, amended or repealed and new bylaws may be adopted by vote of a majority of the Board of Directors at any regular or special meeting of the Board of Directors.